As filed with the Securities and Exchange Commission on June 12, 1997
                                                    Registration No. 333-

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            ------------------------


                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------


                         UNITED FILM DISTRIBUTORS, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                               7812                            63-1145439
 (State or other jurisdiction of       (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)         Classification Code Number)            Identification No.)

                            ------------------------


1990 Westwood Blvd., Penthouse                             Brian Shuster
Los Angeles, California 90025                     United Film Distributors, Inc.
        (310) 441-0900                            1990 Westwood Blvd., Penthouse
                                                   Los Angeles, California 90025
                                                          (310) 441-0900

 (Address and telephone number of                            (Name, address and telephone number of agent for service of
   principal executive offices)                                              principal executive offices)


                            ------------------------


                                   Copies to:



      Gerald M. Chizever, Esq.                          Michael Beckman, Esq.
        Howard J. Kern, Esq.                          Laurence D. Paredes, Esq.
      Madge S. Beletsky, Esq.                          Beckman & Millman, P.C.
  Richman, Lawrence, Mann, Greene,                   116 John Street, 13th Floor
   Chizever, Friedman & Phillips                       New York, New York 10038
   9601 Wilshire Blvd., Penthouse                           (212) 227-6777
      Beverly Hills, CA 90210
           (310) 274-8300



                            ------------------------

                      Approximate date of proposed sale to
               the public: As soon as possible after the effective
                      date of this Registration Statement.

                            ------------------------


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number under the earlier effective registration statement for the same offering.[ ]

                            ------------------------


         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

                            ------------------------


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                            ------------------------


                                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
  Title of each class of                                 Proposed maximum            Proposed maximum
securities to be registered      Amount to be        offering price per unit     aggregate offering price     Amount of registration
                                 registered(1)                                                                        fee(2)
------------------------------------------------------------------------------------------------------------------------------------
        Common Stock                920,000                    $5.00                    $4,600,000                    $1,394
------------------------------------------------------------------------------------------------------------------------------------

(1) Consists of (i) 800,000 shares of Common Stock being underwritten by Millennium Securities Corp. and (iii) 120,000 shares of Common Stock covered by the underwriters' over-alloment option.

(2) The registration fee is calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

                            ------------------------


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registation statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                         UNITED FILM DISTRIBUTORS, INC.

                            ------------------------


                              CROSS-REFERENCE SHEET
                    PURSUANT TO ITEM 501(B) OF REGULATION S-B


                Item Number and Captions                           Location in Prospectus
                ------------------------                           ----------------------


1.   Front of Registration Statement and Outside
       Front Cover Page of Prospectus.......................    Outside Front Cover Page

2.   Inside Front and Outside Back Cover Pages
       of Prospectus........................................    Inside Front and Outside Back Cover
                                                                  Pages

3.   Summary Information and Risk Factors...................    Prospectus Summary; Risk Factors

4.   Use of Proceeds........................................    Prospectus Summary; Use of Proceeds

5.   Determination of Offering Price........................    Outside Front Cover Page; Underwriting

6.   Dilution...............................................    Dilution

7.   Selling Security Holders...............................    Not Applicable

8.   Plan of Distribution...................................    Outside Front Cover Page; Underwriting

9.   Legal Proceedings......................................    Business

10.  Directors, Executive Officers, Promoters and Control
       Persons..............................................    Management

11.  Security Ownership of Certain Beneficial Owners and
       Management...........................................    Security Ownership of Certain Beneficial Owners and
                                                                Management

12.  Description of Securities..............................    Description of Capital Stock

13.  Interest of Named Experts and Counsel..................    Not Applicable

14.  Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities.......................    Not Applicable

15.  Organization Within Last Five Years....................    Certain Relationships

16.  Description of Business................................    Prospectus Summary; Business

17.  Management's Discussion and Analysis or Plan of
       Operation............................................    Management's Discussion and Analysis of
                                                                  Financial Condition and Results of
                                                                  Operations

18.  Description of Property................................    Business

19.  Certain Relationships and Related Transactions.........    Certain Relationships

20.  Market for Common Equity and Related Stockholder
       Matters..............................................    Description of Capital Stock

21.  Executive Compensation.................................    Executive Compensation

22.  Financial Statements...................................    Financial Statements

23.  Changes in and Disagreements with Accountants on
       Accounting and Financial Disclosure..................    Not Applicable


                   SUBJECT TO COMPLETION, DATED JUNE 12, 1997

PROSPECTUS

                         800,000 Shares of Common Stock

                         UNITED FILM DISTRIBUTORS, INC.
                                  COMMON STOCK

         United Film Distributors, Inc. ("UFD" or the "Company") is offering 800,000 shares of Common Stock, $0.01 par value ("Common Stock") (this "Offering"). See "Description of Capital Stock."

         Prior to this Offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price of the Common Stock will be $5.00 per share. The public offering price of the Common Stock was determined by negotiation between the Company and Millennium Securities Corp., the representative (the "Representative") of the Underwriters (the "Underwriters"), and is not necessarily related to the Company's asset value, net worth, results of operations or other established criteria of value. See "Underwriting."

         Application has been made to have the Common Stock approved for quotation on the NASD Electronic Bulletin Board System under the symbol "HITS" upon effectiveness of this Offering. However, there can be no assurance that the Common Stock will be accepted for quotation, or, if accepted, that an active trading market will develop, or if developed, will be sustained. See "Risk Factors."

                               -----------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
           FACTORS" ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT
              SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE
                          COMMON STOCK OFFERED HEREBY.

                               -----------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================================================
 Title of Each Class of Security                            Underwriting Discounts and                    Proceeds to Issuer
        Being Registered            Price to Public              Commissions(1)(2)                        or Other Person(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock(4) ...........           $5.00                   $  .50                                  $  4.50
------------------------------------------------------------------------------------------------------------------------------------
         Totals .................     $4,000,000              $400,000                                $3,600,000
====================================================================================================================================

(1) See "Underwriting" for additional compensation to the Underwriters, including a non-accountable expense allowance of $120,000 ($138,000 if the underwriter's over-allotment is exercised in full). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) Before deducting expenses estimated at $927,000, including the Underwriters' non-accountable expense allowance of $120,000 ($1,005,000 if the Underwriters' over-allotment option is exercised in full).
(3) The Company has granted the Underwriters a 45-day option to purchase up to 120,000 shares of Common Stock at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the additional 120,000 shares of Common Stock which the Company is making available are purchased, the total Purchase Price to the Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $4,600,000, $460,000 and $4,140,000, respectively. See "Underwriting."

                               -----------------

         The Common Stock being offered by the Company is being offered on a "firm commitment" basis by the Representative, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part and to certain other conditions.

                               -----------------


                           Millennium Securities Corp.

                  The date of this Prospectus is June 12, 1997

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK OF THE COMPANY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                TABLE OF CONTENTS


ADDITIONAL INFORMATION.........................................................2

PROSPECTUS SUMMARY.............................................................2

RISK FACTORS...................................................................4

USE OF PROCEEDS ...............................................................9

DIVIDEND POLICY...............................................................10

DILUTION .....................................................................10

CAPITALIZATION................................................................11

SELECTED FINANCIAL DATA.......................................................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS..................................13

BUSINESS .....................................................................16

MANAGEMENT....................................................................25

EXECUTIVE COMPENSATION........................................................26

CERTAIN RELATIONSHIPS.........................................................27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
         AND MANAGEMENT.......................................................28

DESCRIPTION OF CAPITAL STOCK..................................................29

UNDERWRITING..................................................................31

CERTAIN PROVISIONS OF THE COMPANY'S
         ARTICLES OF INCORPORATION AND BYLAWS.................................32

LEGAL MATTERS.................................................................32

EXPERTS  .....................................................................32

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048 upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission or at the Commission's Web site located at "http://www.sec.gov."

         The Company is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of this Offering, the Company will become subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports and other information with the Commission in accordance with the Commission's rules. Such reports and other information concerning the Company may be inspected at the public reference facilities referred to above as well as certain regional offices of the Commission, and copies of such materials may be obtained upon payment of certain prescribed rates.

         No person is authorized to give any information or make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus, in any jurisdiction, to or from any person to whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date of this Prospectus.

         Certain statements contained in this Prospectus that are not related to historical results, including, without limitation, statements regarding the Company's business strategy and objectives, future financial position and estimated cost savings, are forward-looking statements within the meaning of
Section  27A of the  Securities  Act and  Section  21E of the  Exchange  Act and
involve risks and uncertainties. Although the Company believes that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors," "Management's Discussion and Analysis and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus. All forward-looking statements contained in this Prospectus are qualified in their entirety by this cautionary statement.

         Until [ ], 1997 (90 days after the Effective Date of this Offering), all dealers effecting transactions in the Common Stock may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. An investment in the Common Stock offered hereby is highly speculative in nature, involves a high degree of risk and should only be made by investors who can bear the economic risk of a potential loss of their entire investment. Prospective purchasers should carefully consider the information set forth under "Risk Factors" on page 4 before purchasing such securities.

                                   THE COMPANY

         United Film Distributors, Inc. (together with its subsidiaries, the "Company") is engaged in the acquisition, development, financing, production, distribution and licensing of motion pictures for exhibition in domestic and international theatrical markets and for subsequent worldwide release in different media, including, but not limited to, home video and pay and free television. The Company was incorporated in Delaware in May 1995. Harry Shuster, the Company's Chairman, has produced or co-produced 20 movies during the past 25 years. Brian Shuster, President and Chief Executive Officer of the Company, has been involved in various aspects of film production for approximately 15 movies during the past eight years. See "Management."

         During the Company's first two years of operations, the Company has completed production of eight films, consisting of The Secret Agent Club, Prey of the Jaguar, Blood Money, The Elevator, Firestorm, Chase Morran, Santa with Muscles, and Skeletons. Santa with Muscles was released in movie theaters in November 1996; Chase Morran was released in February 1997 on the SCI-Fi channel; and Skeletons was released on HBO in April 1997. Prey of the Jaguar, Blood Money, and Firestorm have been licensed to HBO by Cabin Fever Entertainment, Inc. ('CFE"), a distributor of six of the Company's motion pictures, but release dates have not yet been determined. See "Business--Financing of Motion Picture Production." The other movies are expected to be distributed by the end of the year. In addition, the Company is currently in pre-production of several films, one of which is Rear View Mirror, which should be completed in August 1997 and released in the calendar 1998. All of the films produced by the Company to date have been in a budget range of between $540,000 and $3,200,000 and have generally taken between three and six weeks to film. The Company intends to continue production of low-budget feature length motion pictures as its principal business focus. See "Business--Motion Picture Production" for the Company's current slate of motion picture projects.

         To produce a project, the Company first acquires the rights to a story, book or script ("property"). The Company then typically secures a financing or production commitment for the project from third parties, such as private investors, studios, and distributors, prior to expending substantial funds in the development process. However, the Company does advance its own funds to meet the interim costs of development and production which amounts are generally repaid to the Company pursuant to the production contracts. See "Business--Financing of Motion Picture Production" for a description of the Company's financing activities.

         The Company's strategy is to (i) develop long-term relationships with talent who have demonstrated the ability to attract widespread audience interest, both domestically and in significant international markets, (ii) seek to limit the financial risk to the Company inherent in any one motion picture project while preserving potential returns through the strategic use of its long-term distribution agreements with companies such as HBO covering the United States and Canada, and their respective territories, possessions, and protectorates (the "Domestic Territories") as well as such foreign distributors such as Highlight Communications (Germany), Saehan/Hollyvision/Digital Media (South Korea), Consorcio Europa Serviano Ribiero (Brazil), Manga Films (Spain) and Italian International Films (Italy), and (iii) exercise strong management control of production costs of its motion pictures, as well as of general overhead.

         The Company's principal goal is to produce and arrange for the release of three to five commercially successful low-budget motion pictures per year. Although there can be no assurances, the Company believes that over time these films will become the core of a library of films which management believes have the capacity of generating revenues from their worldwide exploitation in existing and future media and markets. The Company, as a small independent film company, anticipates that many, if not all of its films, will not be released in theaters but instead, will be released, if at all, on cable television, television and other similar media.

         The Company's principal executive offices are located at 1990 Westwood Boulevard, Penthouse, Los Angeles, California 90025 and its telephone number is
(310) 441-0900.

                                  The Offering


Common Stock offered by the Company..........................................  800,000 shares
Common Stock outstanding before this Offering................................  3,000,000 shares(1)
Common Stock outstanding after this Offering.................................  3,800,000 shares(1)
Price per share being underwritten...........................................  $5.00
Comparative Stock Ownership upon completion of this Offering
         Present Shareholders................................................  3,000,000(1)
         Public Shareholders.................................................  800,000(1)
Estimated Net Proceeds to the Company........................................  $3,073,000
Use of Proceeds..............................................................  The net proceeds of this  Offering will be
                                                                               used  for  (1)  repaying   $2,000,000   in
                                                                               indebtedness which is owed to the founders
                                                                               of the Company,  and (2) working  capital,
                                                                               including  but not  limited to, (a) motion
                                                                               picture    development   and   production,
                                                                               including,   but  not   limited   to,  (i)
                                                                               supplying  production  financing  for  the
                                                                               Company's  motion picture  projects,  (ii)
                                                                               retaining,       generally       on      a
                                                                               picture-to-picture  basis, the services of
                                                                               writers,   directors  and  other  artistic
                                                                               elements  in  the  development  of  motion
                                                                               picture  projects,   (iii)  purchasing  or
                                                                               obtaining  options  for  rights  to books,
                                                                               screenplays and other artistic properties,
                                                                               and (iv) general administrative  expenses.
                                                                               See  "Use  of   Proceeds"   and   "Certain
                                                                               Relationships."

Risk Factors.................................................................  An  investment in the Common Stock offered hereby  involves a high degree of risk and
                                                                               immediate and substantial  dilution of the
                                                                               book value of the Common  Stock and should
                                                                               be  considered  only  by  persons  who can
                                                                               afford   the   loss   of   their    entire
                                                                               investment.   See   "Risk   Factors"   and
                                                                               "Dilution."


Proposed NASD Electronic Bulletin Board Trading Symbol(2)....................  "HITS"
-------------------------------------------------------------------------------------------------------------------------

(1) Unless otherwise indicated, all share and per share information in this Prospectus (i) gives effect to the 5-for-1 stock split of the Company's Common Stock effected in May 1997 and (ii) does not include Common Stock to be issued upon exercise of the Underwriter's over-allotment option or issuable upon exercise of outstanding options or warrants or 360,000 shares of Common Stock reserved for issuance pursuant to the Company's stock option plan, pursuant to which options to purchase an aggregate of 20,000 shares of Common Stock are currently outstanding. See "Management--Stock Option Plan" and "Description of Capital Stock."
(2) Although the Company intends to cause a market maker to apply for inclusion of the Common Stock on the NASD Electronic Bulletin Board, there can be no assurance that the Common Stock will be included for quotation, or if so included, that the Company will be able to continue to meet the requirements for continued quotation, or that a public trading market will develop or that if such market develops, it will be sustained. See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price; Negotiated Offering Price" and "--Lack of Prior Market for Common Stock; No Assurance of Public Trading Market."

                                  RISK FACTORS

         The factors discussed below and elsewhere in this Prospectus could adversely affect the value of the Common Stock. In addition, the factors discussed below and elsewhere in this Prospectus may constitute forward-looking statements and, as such, may involve known or unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Any forward-looking statements contained in this Prospectus should not be relied upon as predictions of future events. Such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "could," "seeks" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. The following factors may constitute or include cautionary, forward-looking statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements. Actual results in the future could differ materially from those described in the forward-looking statements or as a result of the factors set forth below (which list does not purport to be exhaustive) and the matters set forth in this Prospectus generally. See "Management's Discussion and Analysis and Results of Operations" and "Business" for a description of certain other factors generally affecting the Company's business.

RECENT  OPERATING  LOSSES;  NO ASSURANCE  OF  PROFITABILITY;  LIMITED  OPERATING
HISTORY

         The Company was founded in May 1995 and has a limited history of operations on which an investor could base an evaluation of an investment in the Company. Notwithstanding the fact that the Company had net income of $67,892 for the fiscal year ended July 31, 1996, the Company incurred a net loss of $71,098 for the six months ended January 31, 1997. There can be no assurance that the Company will return to profitability. Furthermore, although Harry Shuster has substantial experience in the motion picture industry as a result of having produced or co-produced 20 movies during the past 25 years, the Company itself has been engaged in the production of motion pictures only since 1995. During that time, eight motion pictures, consisting of The Secret Agent Club, Prey of the Jaguar, Blood Money, The Elevator, Firestorm, Chase Morran, Santa with Muscles, and Skeletons have been completed by the Company. Santa with Muscles was released in movie theaters in November 1996; Chase Morran was released in February 1997 on the SCI-Fi channel; and Skeletons was released on HBO in April 1997. Prey of the Jaguar, Blood Money, and Firestorm have been licensed to HBO by CFE, but release dates have not yet been determined. See "Business--Financing of Motion Picture Production." The other movies are expected to be distributed by the end of the year. In addition, the Company is currently in pre-production of several films, one of which is Rear View Mirror, which should be completed in August 1997 and released in calendar 1998. All of the films produced by the Company to date have been in a budget range of between $540,000 and $3,200,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Management."

DEPENDENCE ON KEY PERSONNEL

          Harry Shuster is the founder of the Company and serves as its Chairman. Mr. Shuster has substantial experience in the motion picture industry and extensive relationships with the motion picture community, including creative talent and leading distributors. The Company also relies on the expertise of Brian Shuster, the Company's President and Chief Executive Officer. Virtually all decisions concerning the conduct of the business of the Company, including the properties and rights to be acquired by the Company and the arrangements to be made for the development, financing, production and distribution of the Company's motion pictures, are made by or significantly influenced by Messrs. Harry or Brian Shuster. The loss of their services for any reason would have a material adverse effect on the Company's business and operations and its prospects for the future. The Company does not have a "key man" life insurance on the lives of any of its executive officers. See "Management." The Company also has recently entered into an employment agreement with Brian Shuster for an initial term ending March 31, 2000, but which automatically renews for additional terms of one year each unless 60 days notice of termination is provided by either party. See "Executive Compensation--Employment Contracts; Termination of Employment and Change-In-Control Arrangements." The Company does not have any employment agreement with Harry Shuster. See "--Conflicts of Interest."

CONFLICTS OF INTEREST

         The Company relies on the services of Harry Shuster, the Company's Chairman. However, Mr. Shuster is the Chief Executive Officer of two other public companies and intends to continue to devote substantial time to the businesses and affairs of these two other companies. Although Mr. Shuster intends to devote such time to the business of the Company as he deems necessary for its operations, there can be no assurance that Mr. Shuster will be available to handle any crisis situation that may arise, and if Mr. Shuster is unavailable, it is possible that the resolution of such crises may be less favorable than the resolution that could have been reached had Mr. Shuster been available. See "Management."

RISKS OF MOTION PICTURE PRODUCTION

         General.   The  motion  picture  industry  is  highly  speculative  and inherently risky. There can be no assurance of the economic success of any motion picture since the revenues derived from the production and distribution of a motion picture (which do not necessarily bear a direct correlation to the production or distribution costs incurred) depend primarily upon its acceptance by the public, which cannot be predicted. The commercial success of a motion picture also depends upon the quality and acceptance of other competing films released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Therefore, there is a substantial risk that some or all of the Company's motion pictures will not be commercially successful, resulting in costs not being recouped or anticipated profits not being realized. Furthermore, the Company, as a small independent film company, anticipates that many, if not all of its films, will not be released in theaters but instead, will be released, if at all, on cable television, television and other similar media.

         Completion of a Motion Picture Subject to Uncertainties and Financial Risks. The production, completion and distribution of motion pictures is subject to numerous uncertainties, including financing requirements, personnel availability and the release schedule of competitive films. Although the Company plans to reduce the risks of its financial involvement in the production costs of motion pictures through relationships with distributors such as HBO covering the United States and Canada, and their respective territories, possessions, and protectorates (the "Domestic Territories") as well as such foreign distributors such as Highlight Communications (Germany), Saehan/Hollyvision/Digital Media (South Korea), Consorcio Europa Serviano Ribiero (Brazil), Manga Films (Spain) and Italian International Films (Italy), the Company may be subject to substantial financial risks relating to the production, completion and release of motion pictures. In addition, a significant amount of time may elapse between the expenditure of funds by the Company and the receipt of revenues from the motion pictures.

COMPETITION

         Motion picture production and distribution are highly competitive. The competition comes from both companies within the same business and companies in other entertainment media which create alternative forms of leisure entertainment. The Company's competition for the acquisition of literary properties, the services of performing artists, directors, producers and other creative and technical personnel and production financing includes several "major" film studios including, but not limited to, The Walt Disney Company, Paramount Pictures Corporation, MCA, Columbia Pictures, Tri-Star Pictures, Twentieth Century Fox, Warner Brothers Inc. and MGM/UA, which are dominant in the motion picture industry, as well as numerous independent motion picture and television production companies, television networks and pay television systems. Many of these organizations with which the Company competes have significantly greater financial and other resources than does the Company. In addition, the Company's films compete for audience acceptance and exhibition outlets with motion pictures produced and distributed by other companies, including motion pictures distributed by CFE, HBO and the Company's foreign distributors. As a result, the success of any of the Company's films is dependent not only on the quality and acceptance of that particular film, but also on the quality and acceptance of other films.

RISKS OF INTERNATIONAL BUSINESS

         At January 31, 1997 and July 31, 1996, foreign sales in Asia, South America and Europe accounted for 41% and 48%, respectively, of total revenues for these periods. Management of the Company anticipates that a significant percentage of the Company's revenues and income, if any, will continue to come from foreign sources. Accordingly, the Company is subject to the risks inherent in conducting business across national borders, including, but not limited to, currency exchange rate fluctuations, international incidents, military outbreaks, economic downturns, government instability, nationalization of foreign assets, government protectionism and changes in governmental policy, any of which could have a material adverse effect on the Company's business and operations and its prospects for the future.

FLUCTUATION OF OPERATING RESULTS

         Most of the Company's revenues are expected to be derived from the exploitation of a limited number of motion pictures produced by the Company. As a result of this factor, as well as uncertainties in the release schedules of its motion pictures and audience responses thereto, the Company's revenues and earnings are expected to fluctuate significantly from quarter to quarter. Accordingly, the Company's revenues and earnings in any particular period may not be indicative of the results for any future period.

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS

         Upon  completion  of  this  Offering   (assuming  no  exercise  of  the
Underwriter's over-allotment option or other outstanding options or warrants), management and the existing stockholders of the Company will beneficially own approximately 78.9% of the outstanding Common Stock. As a result, management and the existing stockholders will continue to be in a position to elect all of the members of the Board of Directors of the Company, to cause an increase in the Company's authorized capital stock, to cause the dissolution, merger or sale of the assets of the Company and, generally, to direct the affairs of the Company. This concentration of ownership will likely have the effect of discouraging third parties from acquiring substantial blocks of the Company's Common Stock to cause a change in the management and control of the Company. Such concentration of ownership with management could tend to limit the price that investors might be willing to pay in the future for shares of Common Stock as it may reduce the possibility of a change in control of the Company. A change in control of an issuer frequently occurs at a premium over the historical trading prices of the issuer's publicly traded Common Stock. There are no agreements or other understandings between the officers and directors of the Company and the other current stockholders with respect to voting or any other matters pertaining to the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Description of Capital Stock."

LABOR RELATIONS

         Many individuals associated with the Company's productions, including actors, writers and directors, are members of guilds or unions which bargain collectively with producers on an industry-wide basis from time to time. The Company's operations are dependent upon its compliance with the provisions of collective bargaining agreements governing relationships with these guilds and unions. Strikes or other work stoppages by members of these unions could delay or disrupt the Company's activities. However, the extent to which the existence of collective bargaining agreements may affect the Company in the future is not currently determinable. See "Business--Employees."

NEED FOR ADDITIONAL FINANCING

         The Company believes that its existing capital resources, together with the proceeds of this Offering, will enable the Company to maintain its operations and working capital requirements for at least twelve (12) months. However, it is possible that additional financing will be required to fund further growth in the Company's business beyond the next 12 months whether through equity financing, debt financing or other sources. There can be no assurance that such sources of financing will be available, or will be available on terms acceptable to the Company. Inability to obtain additional financing could limit the Company's ability to produce motion pictures, retain writers, directors and other artistic elements, purchase rights to books, screenplays and other artistic properties, or take other actions that would benefit the Company and its stockholders and could therefore have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BROAD DISCRETION IN APPLICATION OF PROCEEDS

         A significant portion of the estimated net proceeds of this Offering has been allocated to working capital and general corporate purposes. Management will have broad discretion as to the application of such proceeds. Excluding the proceeds from the exercise of the Underwriters' over allotment option, $1,073,000 or 34.9% of the net proceeds from this Offering will be used for general corporate purposes. See "Use of Proceeds."

LIMITATION OF LIABILITY; INDEMNIFICATION

         The Company's Articles of Incorporation and Bylaws contain provisions that limit the liability of directors for monetary damages and provide for indemnification of officers and directors under certain circumstances. Such provisions may discourage stockholders from bringing a lawsuit against directors for breaches of fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers even though such action, if successful, might otherwise have benefitted the Company and its stockholders. In addition, a stockholder's investment in the Company may be adversely affected to the extent that costs of settlement and damage awards against the Company's officers or directors are paid by the Company pursuant to the indemnification provisions of its Articles of Incorporation and Bylaws. See "Certain Provisions of the Company's Articles of Incorporation and Bylaws."

EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law may delay, defer or prevent a change in control of the Company and may adversely affect the voting and other rights of the holders of Common Stock. In particular, the ability of the Company's Board of Directors to issue "blank check" preferred stock without further stockholder approval may have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; NEGOTIATED OFFERING PRICE

         Prior to this Offering there has been no public market for the Company's Common Stock, and there can be no assurance that an active public trading market will develop after this Offering or be sustained. The initial public offering price of the Common Stock to be sold in this Offering was determined by negotiations between the Company and the Representative and may not be indicative of the market price of the Common Stock after this Offering. The initial public offering price also does not necessarily bear any relationship to the Company's assets, book value, net worth or results of operations of the Company or any other established criteria of value. Factors not within the control of the Company, including public statements from securities analysts and others concerning the Company's operations, public acceptance of the Company's motion pictures, interest rates and changes in general market conditions could have a significant impact on the future market prices for shares of the Common Stock, which may be volatile.

LACK OF PRIOR MARKET FOR COMMON STOCK; NO ASSURANCE OF PUBLIC TRADING MARKET

         Prior to this Offering, no public trading market existed for the Common Stock. There can be no assurance that a public trading market for the Common Stock will develop or that a public trading market, if developed, will be sustained. Although the Company anticipates that upon completion of this Offering, the Common Stock will be eligible for inclusion on the NASD Electronic Bulletin Board System, no assurances can be given that the Common Stock will be listed on the Bulletin Board. Consequently, there can be no assurance that a regular trading market for the Common Stock will develop after the completion of the Offering. If a trading market does in fact develop for the Common Stock offered hereby, there can be no assurance that it will be maintained. Furthermore, if for any reason the Common Stock is not listed on the Electronic Bulletin Board or a public trading market does not otherwise develop, purchasers of the Common Stock may have difficulty in selling their Common Stock should they desire to do so. In any event, because certain restrictions may be placed upon the sale of securities under $5.00, unless such securities qualify for an exemption from the 'penny stock' rules, such as a listing on The NASDAQ SmallCap Market, some brokerage firms will not effect transactions in the Company's Common Stock and it is unlikely that any bank or financial institution will accept such securities as collateral, which could have an adverse effect in developing or sustaining any market for the Common Stock. See "--'Penny Stock' Regulations May Impose Certain Restrictions on Marketability of Securities."

         Although they have no legal obligation to do so, the Underwriters from time to time may act as market makers and may otherwise effect and influence transactions in the Common Stock. However, there is no assurance that the Underwriters will continue to effect and influence transactions in the Common Stock. The prices and liquidity of the Company's Common Stock may be significantly affected by the degree, if any, of the Underwriters' participation in the market. The Underwriters may voluntarily discontinue such participation at any time. Further, the market for, and liquidity of, the Common Stock may be adversely affected by the fact that a significant amount of the Common Stock may be sold to customers of the Underwriters.

         The Common Stock offered hereby will be traded in the over-the-counter market in what are commonly referred to as the 'pink sheets' or on the Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the price of the Common Stock offered hereby. The above-described rules may materially adversely affect the liquidity of the market for the Company's Common Stock. See "Underwriting."

SUBSTANTIAL AND IMMEDIATE DILUTION

         The initial public offering price is substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock pursuant to this Prospectus therefore will incur immediate and substantial dilution of $3.66 per share (approximately 73.2% of the per share offering price). Existing stockholders acquired their shares of Common Stock at a nominal price and, accordingly, new investors will bear virtually all of the risks inherent in an investment in the Company. See "Dilution."

SHARES AVAILABLE FOR FUTURE SALE

         Upon completion of this Offering, there will be 3,800,000 shares of Common Stock outstanding (3,920,000 shares if the Underwriters' over-allotment option is exercised in full), excluding shares issuable upon exercise of stock options and warrants. Of these shares, the 800,000 shares sold in this Offering (920,000 shares if the Underwriters' over-allotment is exercised in full) will be freely tradeable under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares purchased by an "affiliate" of the Company. The remaining 3,000,000 shares (the "Restricted Shares") (which were issued and sold by the Company in private transactions in reliance upon the non-public offering exemption set forth in Section 4(2) of the Securities Act) and any other shares hereafter acquired by an "affiliate" of the Company will be eligible for sale under Rule 144 under the Securities Act, or at any time pursuant to an effective registration statement relating to such shares. No prediction can be made as to the effect, if any, that future sales, or the availability of shares of capital stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of stock (including shares issuable upon the exercise of stock options and warrants), or the perception that such sales could occur, could adversely affect prevailing market prices for such shares.

SUBSTANTIAL NUMBER OF AUTHORIZED SHARES AVAILABLE FOR FUTURE ISSUANCE; POSSIBLE DILUTIVE AND ANTI-TAKEOVER EFFECTS

         The Company's Articles of Incorporation authorize the issuance of 20,000,000 shares of Common Stock. Upon completion of this Offering (assuming the Underwriters' over-allotment option is not exercised), there will be approximately 16,200,000 authorized but unissued shares of Common Stock available for future issuance. The Company's Board of Directors has the power to issue substantial amounts of additional shares without stockholder approval. Although the Company currently has no commitments to issue any shares of Common Stock other than as described in this Prospectus, the Company may issue a substantial number of additional shares in connection with future financings or acquisitions. To the extent that additional shares of Common Stock are issued, dilution of the interests of the Company's stockholders will occur.

         The Company's Articles of Incorporation also authorize the issuance of 3,000,000 shares of Preferred Stock with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. The Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In addition, the issuance of Preferred Stock and Common Stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although the Company currently has no commitments to issue any shares of Preferred Stock or Common Stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock."

'PENNY STOCK' REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES

          The Securities and Exchange Commission (the "Commission"') has adopted regulations which generally define 'penny stock' to be any security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Therefore, if the market price of the Common Stock is less than $5.00 per security, then such security would fall within the definition of 'penny stock.' Since it is intended that the Common Stock offered hereby will be authorized for quotation on the Electronic Bulletin Board, such securities will not be exempt from the definition of 'penny stock.' The Company's Common Stock may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the 'penny stock' rules may restrict the ability of broker-dealers to sell the Company's Common Stock and may affect the ability of purchasers in this Offering to sell the Company's Common Stock in the secondary market and the price at which such purchasers can sell any such securities.

ABSENCE OF DIVIDENDS

         The Company has never paid cash dividends on the Common Stock and no cash dividends are expected to be paid on the Common Stock in the foreseeable future. The Company anticipates that for the foreseeable future all of its cash resources and earnings, if any, will be retained for the operation and expansion of the Company's business. See "Dividend Policy."

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS MEMORANDUM, POTENTIAL INVESTORS SHOULD KEEP IN MIND OTHER POSSIBLE RISKS.

                                 USE OF PROCEEDS

         The net proceeds from the sale of the 800,000 shares of Common Stock offered by the Company in this Offering, after deducting the estimated underwriting discounts and commissions and expenses payable by the Company to attorneys and accountants in connection with this Offering, are estimated to be $3,073,000 ($3,583,000 if the Underwriters' over-allotment option is exercised in full). The net proceeds of this Offering will be used for (1) repaying $2,000,000 in indebtedness which is owed to the founders of the Company, and (2) working capital, including but not limited to, (a) motion picture development and production, including, but not limited to, (i) supplying production financing for the Company's motion picture projects, (ii) retaining, generally on a picture-to-picture basis, the services of writers, directors and other artistic elements in the development of motion picture projects, (iii) purchasing or obtaining options for rights to books, screenplays and other artistic properties, and (iv) general administrative expenses. The money borrowed from the founders of the Company was used to fund film productions and operations. Interest on this indebtedness accrued at 7% per annum.
See "Certain Relationships."

         The Company intends to maintain flexibility in order to adjust its strategies in response to (i) the financial results of its motion pictures, (ii) developments in the motion picture and entertainment industries, (iii) changing needs of the Company, and (iv) new opportunities that may arise in the future. Accordingly, the specific allocation and expenditure of the proceeds of this Offering among the foregoing uses will remain within the discretion of management and cannot be determined as of the date of this Prospectus. Pending their ultimate application, the net proceeds will be invested in interest or non-interest bearing accounts or invested in short-term government obligations, investment-grade securities, money market funds or certificates of deposit.

         Management believes that the net proceeds from this Offering, together with its existing capital, funds from operations, advances from both domestic and foreign distributors and other available sources of capital, will be sufficient to enable the Company to fund its planned development, production and overhead expenditures for the next 12 months.

         The following table summarizes the expected use of proceeds described above:


                                                                 Dollar         Percentage of
                                 Use of Proceeds                 Amount         Net Proceeds
                                 ---------------                 ------         ------------
Repayment of Indebtedness........................................$2,000,000         65.1%

Working Capital.................................................. 1,073,000         34.9%

         Total...................................................$3,073,000        100.0%


                                 DIVIDEND POLICY

         The Company presently intends to retain future earnings, if any, to finance the expansion and development of its business and not pay cash dividends on the Common Stock in the foreseeable future. Any future decision of the Company's Board of Directors to pay dividends will be made in light of the Company's earnings, financial position, capital requirements and other relevant factors then existing.

                                    DILUTION

         As of January 31, 1997,  the Company has a net tangible book value of $
2.036 million or $0.68 per share. Net tangible book value per share of Common Stock is defined as the tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding, including the shares resulting from the assumed exercise of all outstanding warrants and options. After giving effect as of January 31, 1997 to the sale of 800,000 shares of Common Stock offered hereby and after deducting the estimated offering expenses, the pro forma net tangible book value of the Common Stock at January 31, 1997 would have been $5.109 million or $1.34 per share. This represents an immediate increase in net tangible book value of $0.66 per share to existing stockholders and an immediate dilution of $3.66 per share or 73.1% of the offering price, to new investors purchasing the shares offered hereby. The following table illustrates this per share dilution:



Initial public offering price                                                                      $   5.00

   Net tangible book value per share before offering                                       $0.68

   Increase in net tangible book value attributable to new investors                        0.66
                                                                                 ---------------

Pro forma net tangible book value after giving effect to public offering                               1.34

                                                                                                -----------

Dilution per share to new investors (1)                                                            $   3.66

                                                                                                ===========


------------------------
         (1) Dilution to new investors does not take into account the issuance of shares of Common Stock upon exercise of options or warrants, and assumes no exercise of the Underwriter's over-allotment option. See "Underwriting." To the extent any of these options or warrants are exercised, there may be further dilution to new investors.

         The following table, calculated as of January 31, 1997 on the same basis as above, summarizes with respect to existing holders of Common Stock and new investors of Common Stock in this Offering, a comparison of the number of shares acquired from the Company, the percentage ownership of such shares, the total consideration paid, the percentage total consideration paid and the average price per share.



                                            Shares Purchased           Total Consideration          Average
                                            -----------------          -------------------          Price
                                           Number      Percent        Amount         Percent       Per Share
                                           ------      -------        ------         -------       ---------
Existing Stock holders                   3,000,000      78.9%       $ 2,035,931       33.7%        $    0.68
New Investors                              800,000      21.1%         4,000,000       66.3%        $    5.00
                                       -----------------------------------------------------
                                         3,800,000     100.0%       $ 6,035,931      100.0%
                                       =====================================================

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of January 31, 1997, and as adjusted to give effect to the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements and related Notes thereto and "Management's Discussion and Analysis and Results of Operation" appearing elsewhere in this Prospectus.



                                                                       January 31, 1997
                                                                       ----------------
                                                              Actual                       As Adjusted
                                                              ------                       -----------
                                                                        (in thousands)

          Minority Interest                                  $  3,132                        $  3,132


          Shareholders' Equity:

                     Preferred stock, $0.01 par value              --                              --
                     3,000,000 shares authorized,
                     none issued
                     Common stock, $0.01 par value,                30                              38
                     20,000,000 shares authorized,
                     3,000,000 shares issued and
                     outstanding;  3,800,000 shares
                     issued and outstanding, as
                     adjusted
            Additional paid-in capital                         2 ,041                           5,106
            Retained Earnings                                     (35)                            (35)
                                                           ----------                      ----------
            Total shareholders' equity                          2,036                           5,109
                                                           ----------                      ----------
            Total Capitalization                             $  2,036                       $   5,109
                                                           ==========                      ----------

         -----------------------
(1) In accordance with Statement of Financial Accounting Standards No. 53 "Financial Reporting by Producers and Distributors of Motion Pictures," the Company has elected to present an unclassified balance sheet. For information concerning the Company's debt and lease obligations, see Notes to Consolidated Financial Statements.

                             SELECTED FINANCIAL DATA

         The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, the Company's consolidated financial statements, the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus. The selected financial data for each of the two years ended July 31, 1996 and 1995 are derived from Company's audited financial statements. The selected financial data for the six-month periods ended January 31, 1997 and 1996 are derived from the Company's unaudited financial statements. Operating results for the six months ended January 31, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 1997.

                                                                   Years Ended                  Six Months Ended
                                                                    July 31,                      January 31,
                                                           ---------------------------   ------------------------------
Consolidated Statement of Operations Data:                     1996           1995           1997            1996
                                                           ------------   ------------   ------------   ---------------
                                                                                (in thousands, except per share data)
   Film revenue............................................ $   2,626   $         -      $   4,030        $      -

   Film amortization.......................................     1,609             -          3,185               -

                                                           -------------   ------------   ------------   ---------------
   Gross Profit............................................     1,017             -            845               -

        General, administrative and selling expenses.......       755            32            436             333

        Interest expenses..................................       127             -             77              42

        Other income (expenses) net........................        48             -             (1)              9

   Income (loss) before income taxes.......................       183           (32)           331            (366)

   Provision (benefit) for income taxes....................        27             -            (27)           (155)
                                                           -------------   ------------   ------------   ---------------
   Income (loss) before minority interests................. $     156   $       (32)           358            (211)

                                                           =============   ============   ============   ===============
   Minority interests (1).................................. $      88   $         -      $     429               -

   Net Income (loss)....................................... $      68   $       (32)           (71)           (211)

   Net income (loss) per share............................. $    0.03   $     (0.03)     $   (0.02)          (0.14)

                                                           =============   ============   ============   ===============
   Weighted average shares outstanding.....................     2,364         1,000          3,000           1,527

                                                           =============   ============   ============   ===============

                                                                 January 31, 1997
                                                           ----------------------------
                                                              Actual       Proforma(2)
                                                           -------------   ------------
                                                            (Unaudited)    (Unaudited)
Consolidated Balance Sheet Data:
   Film costs, net.........................................  $    6,725    $   6,725

   Total assets............................................       7,433        8,506

   Shareholder advances....................................       1,809            -

   Total stockholders' equity (deficit)....................       2,036        5,109

----------
(1) Certain related and third parties own minority interests in two limited partnerships that financed three of the Company's motion pictures. See "Business--Financing of Motion Picture Production."
(2) Adjusted to reflect the sale of the 800,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Company's consolidated financial statements and the Notes thereto appearing elsewhere in this Registration Statement on Form SB-2 of which this Prospectus forms a part. Certain statements contained in this Registration Statement on Form SB-2 of which this Prospectus forms a part that are not related to historical results, including, without limitation, statements regarding the Company's business strategy and objectives, future financial position and estimated cost savings, are forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act and involve risks and uncertainties. Although the Company believes that the assumptions on which these forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors" and "Business," as well as those discussed elsewhere in this Registration Statement on Form SB-2 of which this Prospectus forms a part. All forward-looking statements contained in this Registration Statement on Form SB-2 of which this Prospectus forms a part are qualified in their entirety by this cautionary statement.

         The period from May 10, 1995, the Company's inception, to July 31, 1995 is referred to herein as FY 1995 and the fiscal year ended July 31, 1996 is referred to herein as FY 1996.

OVERVIEW

         The Company is primarily engaged in the production and distribution of motion pictures in domestic and foreign markets. The Company produces low budget movies striving for stories with wide appeal and high production quality. The Company has produced eight movies and released seven through January 31, 1997 ranging in production costs from $540,000 to $3,200,000. The Company is in pre-production for its ninth production and is in the development stage of several more projects.

         The Company plans to produce three to five low budget movies per year. The Company expects its next several films to have budgets less than $1.0 million. The Company also believes that low budget films require less capital resources, less general and administrative costs and limit the financial risk to the Company in any one motion picture. Furthermore, the Company has had more favorable experiences with film costing less than $1.0 million.

         A substantial portion of the Company's film revenue since its inception on May 10, 1995 has been derived from transactions with Cabin Fever Entertainment, Inc. ("CFE"). The Company licensed domestic rights to CFE for seven movies. In November 1996, after the Company already delivered the seven films licensed, CFE refused to accept delivery of the last of the seven movies. The relationship between the Company and CFE has subsequently deteriorated, resulting in a lawsuit wherein the Company claims damages for copyright infringement, breach of contract and fraud. The case was filed in federal district court in New York in the first quarter of 1997. CFE did not answer the complaint but instead moved to dismiss the copyright claim, which is the basis for federal jurisdiction. If CFE is successful on its motion, the Company intends to move forward with the remaining contract and fraud claims in state court. Subsequent to the deterioration of the relationship with CFE, the Company has licensed two other films domestically through other distributors. See "Business-- Legal Proceedings."

         Management of the Company anticipates that the majority of the total estimated revenue for the Company will be from licensing to foreign distributors. The Company attends film markets such as the Cannes Film Festival to promote and license its films to territories such as Germany, South Korea, Latin America and Spain. As of January 31, 1997, the Company has not licensed films in some major territories such as Japan and Scandinavia. Although there can be no assurances, the Company hopes to have licensing agreements in these territories by December 1997. As of January 31, 1997, the Company has a backlog of foreign sales orders of approximately $2,988,000.

         The    Company    generally    amortizes    film   costs    using   the
individual-film-forecast computation method, under which film costs are amortized for each film in the proportion that revenue recognized during the current period for the film bears to management's estimate of the total film revenue to be realized from all media and markets for that film. Film costs include acquisition costs, print and advertising costs (including costs for advertising which is intended to benefit the films in other markets such as home video or television), and, with respect to home video, the costs of manufacturing (if applicable) and distributing the motion picture. Management regularly reviews and revises its revenue estimates for each film, which may result in a change in the rate of amortization and a write-down of the asset (thereby affecting stockholders' equity and the Company's gross profit).

         The Company's unamortized film costs are comprised as of the dates set forth below of the following:

                              July 31, 1995         January 31, 1996          July 31, 1996          January 31, 1997
                              -------------         ----------------          -------------          ----------------
                                                                 (In thousands)
Film costs, net.............  $      --                 $3,694                   $9,200                    $6,725



         The Company believes gross film revenue with respect to a motion picture is typically realized in the first few years following the film's availability. As of January 31, 1997, approximately 70% of film costs have been amortized for films available for delivery prior to July 31, 1996.

RESULTS OF OPERATIONS

         The table sets forth, for the periods indicated, the percentage of total revenues represented by certain items included in the Statement of Operations.



                                             Years Ended            Six Months Ended
                                              July 31,                January 31,
                                       -----------------------   ----------------------
                                         1996         1995         1997         1996
                                       ---------   -----------   ---------   ----------
Film Revenue                              100.0%           -       100.0%            -
Amortization of Film Costs                 61.3            -        79.0             -
Gross Margin                               38.7            -        21.0             -
Selling, General and Administrative        28.7            -        10.8             -
Expenses
Interest, Net                              (4.4)           -        (1.9)            -
Income Before Income Taxes                  6.9            -         8.2             -
Benefit (Provision) for taxes              (1.0)           -         0.7             -
Minority Interests                         (3.3)           -       (10.7)            -
Net Income (Loss)                           2.6            -        (1.8)            -



YEAR ENDED JULY 31, 1996 COMPARED TO INCEPTION (MAY 10, 1995) THROUGH JULY 31, 1995

Film revenue. Film revenue for the year ended July 31, 1996 was $2.626 million. For the period from inception in May 1995 to July 31, 1995 there was no revenue recognized. There were four films available for foreign and domestic distribution in FY 1996. During FY 1995, the Company's efforts were directed to production of films and start-up of the Company. Approximately 74.6% of the Company's film revenue for the year ended July 31, 1996 was attributable to one film released in the period.

Film Amortization. Film amortization primarily represents the amortization of the Company's film costs. Film amortization was $1.610 million in FY 1996 and there was no amortization for the period ended July 31, 1995.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to approximately $0.755 million for FY 1996 from approximately $0.032 for FY 1995, which represented only three months. During FY 1995, which represented only three months, the Company's efforts were directed to production of films and start-up of the Company.

Interest. Interest expense for the year ended July 31, 1996 increased to approximately $0.117 million from $0 for the period ended July 31, 1995. The increase was primarily attributable to the increase in stockholders' advances used to fund production efforts.

SIX MONTHS ENDED JANUARY 31, 1997 COMPARED TO SIX MONTHS ENDED JANUARY 31, 1996

Film revenue. Film revenue for the six months ended January 31, 1997 increased to approximately $4.030 million from no revenues for the comparable period in 1996. The film revenue in 1997 was primarily attributable to the availability of seven movies for both foreign and domestic distribution at some period in the six months ended January 31, 1997 compared to no movies available for the comparable period in 1996. Approximately 48.5% of the Company's film revenue during the six months ended January 31, 1997 was attributable to one of the films initially released during the period. In addition, the

Company expects to increase the backlog of sales to foreign territories and upon
delivery  a  significant   portion  of  the  existing  and  increased   backlog,
recognizing revenue accordingly in the final two quarters of 1997.

Film Amortization. Film amortization primarily represents the amortization of the Company's film costs. Film amortization increased from $3.185 million during the six month period ended January 31, 1996 compared to no expense for the six month period ended January 31, 1996. The increase was due to the increase in the Company's revenues.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to approximately $0.436 million for the six months ended January 31, 1997 from approximately $0.333 for the six months ended January 31, 1996. For each six month period ended January 31, 1996 and 1997, the total selling, general and administrative costs, in absolute dollars were approximately $1.0 million. However, in connection with the production and pre-release marketing efforts during the six months ended January 31, 1996, the Company capitalized certain selling, personnel and administrative costs attributable to the production or initial marketing of films. During the six months ended January 31, 1997, less costs were capitalized as the Company's selling, personnel and administrative costs were allocated to both production and selling efforts for previously released films. The Company expects selling, general and administrative expenses, in absolute dollars, to remain level in the near future.

Interest. Interest expense for the six months ended January 31, 1997 increased to approximately $0.077 million from approximately $0.042 million for the corresponding period in 1996. The 239% percent increase was primarily attributable to the increase in stockholders' advances used to fund production efforts. Interest expense, as a percentage of advances due to stockholders, was consistent for each period.

Provision (Benefit) for Income Taxes. The benefit for income taxes for the six month period ended January 31, 1997 decreased to $0.027 million from $0.155 million. The 82.8% decrease was attributable to a smaller operating loss for the six months ended January 31, 1997 as compared to the corresponding period in 1996. The effective rate remained relatively constant, net of usage of net operating loss carryforwards, of pre-tax income for the six months ended January 31, 1996 and for the six months ended January 31, 1997.

Minority Interests. Minority interests represents the pro-rata portion (based on revenues of films financed by minority interests) of amounts due minority limited partners in excess of their initial investment in the Company's limited partnerships subsidiaries. Minority interest increased to $0.429 million during the six month period ended January 31, 1997 compared to no expense for the six month period ended January 31, 1996 due to the increase in the Company's revenues for the applicable three films.

INFLATION.

         The Company believes that inflation, including periodic increases in movie admission and video rental prices, has not had a material impact on the Company's financial condition or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

         Since its inception on May 10, 1995, the Company has satisfied its liquidity requirements principally through advances and equity financing provided from its shareholders or investments from the sale of limited partnership interests in two limited partnerships. The Company's cash flow from operating, investing, and financing activities for FY 1995 and FY 1996 and for the six-month periods ended January 31, 1996 and 1997 were as follows:

                                                 Fiscal Year Ended                   Six Months Ended
                                                      July 31,                          January 31,
                                               1995             1996               1996             1997
                                          --------------   ---------------    --------------    -------------
                                                                    (In thousands)
Cash Flow Provided by (Used in):
   Operating activities                    $    (32)         $  2,186            $   344           $  3,165
   Investing activities                           -           (10,810)            (3,674)              (710)
   Financing activities                         500             8,155              6,405             (2,160)

         As set forth above, cash flows provided by financing (primarily equity and advances provided by shareholders and investments in limited partnership interests in its subsidiaries) and cash provided from operating activities (mostly film revenues in domestic and international markets) have been sufficient to cover cash flows used for the Company's investing activities (primarily the Company's film acquisition and production costs). The Company experienced positive cash flow from operations of $3.165 million for the six months ending January 31, 1997. As the Company increases the number of films it acquires or produces, it can be expected that net negative cash flow from investing will continue to be offset, in part by cash flows provided by cash flows provided by operating activities.

         The Company will continue to be significantly dependent upon its ability to deliver movies to its customers. As of July 31, 1996, the Company had licenses with its customers for approximately $7.357 million, of which approximately $3.134 million was collected. The remaining $4.223 million of backlog will be collected at various periods depending on license terms between the Company and its customers and when movies are delivered. As the Company continues its selling efforts in film markets such as Cannes, America Film Market and Milan International Film, backlog is expected to increase, offset by collections upon delivery of movies to its customers.

         The Company actively seeks to acquire motion pictures to produce and distribute. The Company's ability to acquire suitable films has, in the past, been limited by its ability to raise capital through subsidiaries (see
"Financing of Motion Picture Production - Limited Partnerships") and its founding stockholders ability to provide adequate capital. The founding stockholders do not currently intend to make any further advances or investments to the Company.

         The Company has no material commitments for capital expenditures at July 31, 1996 and January 31, 1997.

         The Company believes that its existing capital resources, together with the proceeds of this Offering, will enable the Company to maintain its operations and working capital requirements for at least twelve (12) months. However, it is possible that additional financing will be required to fund further growth in the Company's business beyond the next 12 months whether through equity financing, debt financing or other sources. There can be no assurance that such sources of financing will be available, or will be available on terms acceptable to the Company. Inability to obtain additional financing could limit the Company's ability to produce motion pictures, retain writers, directors and other artistic elements, purchase rights to books, screenplays and other artistic properties, or take other actions that would benefit the Company and its stockholders and could therefore have a material adverse effect on the Company.

                                    BUSINESS

MOTION PICTURE INDUSTRY OVERVIEW

         GENERAL

         The motion picture industry consists of two principal activities: production, which involves the development, financing and production of motion pictures; and distribution, which involves the promotion and exploitation of feature-length motion pictures in a variety of media, including theatrical exhibition, home video, television and other ancillary markets, both domestically and internationally. The United States motion picture industry is dominated by the "major" studios, including The Walt Disney Company, Paramount Pictures Corporation, Warner Brothers, Inc., MCA, Twentieth Century Fox, Columbia Pictures, Tri-Star Pictures and MGM/UA. The major studios are typically large diversified corporations that have strong relationships with creative talent, exhibitors and others involved in the entertainment industry and whose libraries of motion pictures provide a stable source of earnings which offset the variations in the financial performance of their motion picture releases and other aspects of their motion picture operations. The major studios have historically produced and distributed the vast majority of high grossing theatrical motion pictures released annually in the United States.

         In recent years, "independent" films have been successfully marketed and have received commercial acclaim. Of the five pictures nominated for "best picture" in 1996, four, Fargo, The English Patient, Shine and Secrets and Lies, are independent films. In addition, an independent film, The English Patient, won the Oscar for the Best Picture of 1996. Furthermore, the major recipients of Oscar nominations were independent films rather than the films produced by the larger studios. The public's acceptance of these movies not produced by a major studio indicates that companies such as the Company can be competitive in an industry that traditionally has been dominated by the larger studios. Harvey Weinstein, co-Chairman of Miramax, the New York based and Disney-owned company, commented that the Oscar nominations indicate "that there are actually two movie businesses now: the big studio event movies and the smaller, more innovative independent film." He added that all the nominations "have one thing in common: they were writer-driven with good sound stories." The results of the 1996 Oscars further solidify the importance of independent film makers. The independent studios earned most of the major Oscars, including, best picture, best actor, best actress, best supporting actress, and best director.

         The Company has also profited from the success of the independent film companies in 1996. Since the nominations were announced, management of the Company has been able to speak with well-known actors, actresses, and directors about working with the Company to develop independent productions. In the past, these people would not have discussed any possible projects with the Company. However, management of the Company believes that the success of the independents in 1996 may be the beginning of a cycle from which the Company will be able to benefit. Management of the Company believes that over time the Company can develop a solid reputation for producing quality, market-accepted lower-budget movies.

         MOTION PICTURE PRODUCTION AND FINANCING

         The production of a motion picture begins with the screenplay adaptation of a popular novel or other literary work acquired by the producer or the development of an original screenplay having its genesis in a story line or scenario conceived or acquired by the producer. In the development phase, the producer typically seeks production financing and tentative commitments from a director, the principal cast members and other creative personnel. A proposed production schedule and budget are also prepared during this phase. Upon completing the screenplay and arranging financing commitments, pre-production of the motion picture begins. In this phase, the producer engages creative personnel to the extent not previously committed; finalizes the filming schedule and production budget; obtains insurance and secures completion guaranties, if necessary; establishes filming locations and secures any necessary studio facilities and stages; and prepares for the start of actual filming. For the Company, principal photography (the actual filming of the screenplay) generally extends from three to six weeks, depending upon such factors as budget, location, weather and complications inherent to the screenplay. This varies considerably from the major studios which may be in principal photography for as long as 30 to 40 weeks. Following completion of principal photography in what is typically referred to as post-production, the motion picture is edited, opticals, dialogue, music and any special effects are added, and voice, effects and music sound tracks and pictures are synchronized. This results in the production of the negative from which release prints of the motion picture are made.

         Production costs consist of acquiring or developing the screenplay, film studio rental, principal photography, post-production and the compensation of creative and other production personnel. Distribution expenses, which consist primarily of the costs of advertising and preparing release prints, are not included in direct production costs. The major studios generally fund production costs from cash flow generated by motion picture and related activities or, in some cases, from unrelated businesses or through off-balance sheet methods. Substantial overhead costs, consisting largely of salaries and related costs of the production staff and physical facilities maintained by the major studios, also must be funded. Independent production companies generally avoid incurring overhead costs as substantial as those incurred by the major studios by hiring creative and other production personnel and retaining the other elements required for pre-production, principal photography and post-production activities on a picture-by-picture basis. Sources of funds for independent production companies may include bank loans, "pre-licensing" of distribution rights, equity offerings and joint ventures. Independent production companies generally attempt to obtain all or a substantial portion of their financing of a motion picture prior to commencement of principal photography, at which point substantial production costs begin to be incurred and require payment.

         "Pre-Licensing" of film rights is often used by independent film companies to finance all or a portion of the direct production costs of a motion picture. By "pre-licensing" film rights, a producer obtains amounts from third parties in return for granting such parties a license to exploit the completed motion picture in various markets and media. Production companies with distribution divisions may retain the right to distribute the completed motion picture either domestically or in one or more international markets. Other production companies may separately license theatrical, home, video, television and all other distribution rights among several licensees. See "Business -- Financing of Motion Picture Production."

         In connection with the production and distribution of a motion picture, major studios and independent production companies often grant contractual rights to actors, directors, screen writers, and other creative and financial contributors to share in revenues or net profits (as defined in their respective agreements) from such motion picture. Except for the most sought-after talent, these third-party participations are generally payable after all distribution fees, marketing expenses, direct production costs and financing costs are recouped in full.

         MOTION PICTURE DISTRIBUTION

         General
         -------

         Distribution of a motion picture involves domestic and international licensing of the picture for (a) theatrical exhibition, (b) non-theatrical exhibition, which includes airlines, hotels and armed forces facilities, (c) video cassettes, (d) presentation on television, including pay-per-view, pay, network, syndication or basic cable and (e) marketing of the other rights in the picture and underlying literary property, which may include books, merchandising and soundtracks. In recent years, revenues from the licensing of rights to distribute motion pictures in ancillary (i.e., other than domestic theatrical) markets, particularly home video and international pay and free television, have increased significantly.

         The distributor typically acquires rights from the producer to distribute a motion picture in one or more markets and/or media. For its distribution rights, the distributor generally agrees to pay to the producer a certain minimum advance or guarantee upon the delivery of the completed motion picture, which amount is to be recouped by the distributor out of revenues generated from the distribution of the motion picture in particular media or territories. After the distributor has recouped the amount advanced (if any) plus its distribution costs, the distributor is then entitled to retain ongoing distribution fees computed as a percentage of the gross revenues generated from its distribution of the picture. The producer is thereafter entitled to receive all remaining revenues in excess of the ongoing distribution fee retained by the distributor.

         A substantial portion of a film's ultimate revenues are generated in a film's initial distribution cycle (generally the first five years after the film's initial domestic theatrical release). Commercially successful motion pictures, however, may continue to generate revenues after the film's initial distribution cycle from the relicensing of distribution rights in certain media, including television and home video, and from the licensing of distribution rights with respect to new media and technologies.

         Below is a  summary  of the  potential  distribution  cycle of a motion picture. It is important to realize that the distribution cycle of a motion picture varies from picture to picture and from company to company. The Company, as a small independent film company, anticipates that many, if not all, of its films will not be released in theaters and instead, will be released, if at all, on television or other similar media. The movie industry is highly competitive, and there is no guarantee that any of the Company's movies will be released in any media, or if released, will be able to generate enough revenues to recoup the direct negative costs associated with the movie's production. See "--Competition" and "Risk Factors--Risks of Motion Picture Production."

         Theatrical
         ----------

         The theatrical distribution of a motion picture involves the licensing and booking of the motion picture to theatrical exhibitors, the promotion of the picture through advertising and publicity campaigns and the manufacture of release prints from the film negative. Expenditures on these activities, particularly on promotion and advertising, are often substantial and may have a significant impact on the ultimate success of the film's theatrical release. Moreover, as the vast majority of these costs (primarily advertising costs) are incurred prior to the first weekend of the film's domestic theatrical release, there is not necessarily a correlation between these costs and the film's ultimate box office performance. In addition, the ability to distribute a picture during peak exhibition seasons, including the summer months and the Christmas holidays, may affect the theatrical success of the picture.

         While arrangements for the exhibition of a film vary greatly, there are certain fundamental economic relationships applicable to domestic theatrical distribution. Theater owners (the "exhibitors") retain a portion of the admission paid at the box office ("gross box office receipts"). The share of the gross box office receipts retained by an exhibitor generally includes a fixed amount per week (in part to cover overhead), plus a percentage of receipts that escalates over time. The balance ("gross film rentals") is remitted to the distributor. The distributor then retains a distribution fee from the gross film rentals and recoups the costs incurred in distributing the film which consist primarily of the cost of advertising and the cost of release prints for exhibition. The balance of gross film rentals, after deducting distribution fees and any additional distribution costs recouped by the distributors ("net film rentals"), is then remitted to the producer of the film.

         Home Videos
         -----------

         A motion picture typically becomes available for videocassette distribution within four to six months after its initial domestic theatrical release. Home video distribution consists of the promotion and sale of video cassettes to local, regional and national video retailers which rent or sell video cassettes to consumers primarily for home viewing.

         Television
         ----------

         Television rights are generally licensed first to pay-per-view for an exhibition period within six to nine months following initial domestic theatrical release, then to pay television approximately twelve to fifteen months after initial domestic theatrical release, thereafter in certain cases to free television for an exhibition period, and then to pay television again. These films are then syndicated to either independent stations or basic cable outlets. Pay-per-view allows subscribers to pay for individual programs. Pay television allows cable television subscribers to view such services as HBO, Cinemax, Showtime, The Movie Channel or Encore Media Services offered by their cable system operators for a monthly subscription fee. Since groups of motion pictures are typically packaged and licensed as a group for exhibition on television over a period of time, revenues from these television licensing "packages" may be received over a period that extends beyond five years from the initial domestic theatrical release of a particular film. Motion pictures are also "packaged" and licensed for television broadcast in international markets.

         Non-Theatrical and Other Rights
         -----------------'--------------

         Films may be licensed for use by airlines, schools, public libraries, community groups, the military, correctional facilities, ships at sea and others. Music contained in a film may be licensed for sound recording, public performance and sheet music publication. Rights in motion pictures may be licensed to merchandisers for the manufacture of products such as video games, toys, T-shirts, posters and other merchandise. Rights may also be licensed to create novelizations of the screenplay and other related book publications.

         International Markets
         ---------------------

         In addition to their domestic distribution activities, motion picture producers and distributors generate substantial revenues from distribution of motion pictures in international markets (in the same media in which films are distributed in the domestic market).

COMPANY HISTORY

         The Company was organized under the laws of the State of Delaware in May 1995. The Company is engaged in the acquisition, development, financing, production, distribution and licensing of motion pictures for exhibition in domestic and international theatrical markets and for subsequent worldwide release in different media, including, but not limited to, home video and pay and free television. The Company was incorporated in Delaware in May 1995. Harry Shuster, the Company's Chairman, has produced or co-produced 20 movies during the past 25 years. Brian Shuster, President and Chief Executive Officer of the Company, has been involved in various aspects of film production for approximately 15 movies during the past eight years. See "Management."

         During the Company's first two years of operations, the Company has completed production of eight films, consisting of The Secret Agent Club, Prey of the Jaguar, Blood Money, The Elevator, Firestorm, Chase Morran, Santa with Muscles, and Skeletons. Santa with Muscles was released in movie theaters in November 1996; Chase Morran was released in February 1997 on the SCI-Fi channel; and Skeletons was released on HBO in April 1997. Prey of the Jaguar, Blood Money, and Firestorm have been licensed by HBO from CFE, but release dates have not yet been determined. See "Business--Financing of Motion Picture Production." The other movies are expected to be distributed by the end of the year. In addition, the Company is currently in pre-production of several films, one of which is Rear View Mirror, which should be completed in August 1997 and released in calendar 1998. All of the films produced by the Company to date have been in a budget range of between $540,000 and $3,200,000. See "--Motion Picture Production" for the Company's current slate of motion picture projects.

         To produce a project, the Company first acquires the rights to a story, book or script ("property"). The Company then typically secures a financing or production commitment for the project from third parties, such as private investors, studios, and distributors, prior to expending substantial funds in the development process. However, the Company does advance its own funds to meet the interim costs of development and production which amounts are generally repaid to the

Company pursuant to the production contracts. See "Business--Financing of Motion Picture Production" for a description of the Company's financing activities.

STRATEGIC OBJECTIVE

         The Company's strategy is to (i) develop long-term relationships with talent who have demonstrated the ability to attract widespread audience interest, both domestically and in significant international markets, (ii) seek to limit the financial risk to the Company inherent in any one motion picture project while preserving potential returns through the strategic use of long-term distribution agreement with companies such as HBO covering the United States and Canada, and their respective territories, possessions, and protectorates (the "Domestic Territories") as well as such foreign distributors such as Highlight Communications (Germany), Saehan/Hollyvision/Digital Media (South Korea), Consorcio Europa Serviano Ribiero (Brazil), Manga Films (Spain) and Italian International Films (Italy), and (iii) exercise strong management control of production costs of its motion pictures, as well as of general overhead.

         The Company's principal goal is to produce and arrange for the release of three to five commercially successful low-budget motion pictures per year. Although there can be no assurances, the Company believes that over time these films will become the core of a library of films which management believes have the capacity of generating revenues from their worldwide exploitation in existing and future media and markets. The Company, as a small independent film company, anticipates that many, if not all of its films, will not be released in theaters but instead, will be released on cable television, television and other similar media.

         The Company attempts to balance the financial risk in its productions with the potential return from exploitation of the rights in its motion pictures by entering into selective, strategic financing and distribution arrangements with certain domestic and international distributors. These distributors provide advances and minimum guarantees in return for the right to distribute the Company's motion pictures in the licensed territory or media. Generally, the Company's goal is to receive licensing advances and guarantees (referred to herein as "prelicensing") in an amount equal to a substantial percentage of the aggregate direct negative cost of its motion pictures and, in this way, arrange for distribution of the Company's motion pictures without incurring the substantial overhead or financial risk often associated with distribution.

         Management believes, based upon its experience, that it can obtain advances from pre-licensing pursuant to distribution agreements in an amount equal to a substantial percentage of the aggregate direct negative cost of each motion picture. However, there can be no assurance with respect to any particular motion picture that such advances will equal such film's direct negative cost.

         The Company attempts to strictly control the cost of each motion picture through active management involvement in all phases of the production process. Management is actively involved in the budgeting process, including the development of economic assumptions used in determining whether a particular project is approved for production.

         Management of the Company believes that its extensive experience in the motion picture industry will enable the Company to control and maintain its general overhead expenditures at appropriate levels given its production schedule. For each motion picture that is approved for production, additional personnel are employed to work on that motion picture only, and the costs of these personnel are included in the budgeted cost for such motion picture. Management of the Company believes that there will be adequate qualified personnel available from time to time to meet the Company's needs for additional personnel. As a result, when no motion pictures are in production, the Company maintains a relatively small staff (currently 11 full-time employees), which management believes is sufficient to conduct the Company's current business activities. Management intends to keep its permanent, full-time staff members needed to operate the Company on a day-to-day basis at a small number in order to keep its fixed overhead expenses low. See "Business--Employees."

MOTION PICTURE PRODUCTION

         Much of the Company's first two years of operations was spent acquiring the rights to and developing motion picture projects, as well as producing eight motion pictures. The Company has completed production of eight motion pictures to date, consisting of: The Secret Agent Club, Prey of the Jaguar, Blood Money, The Elevator, Firestorm, Chase Morran, Santa with Muscles, and Skeletons. In addition, as indicated below, the Company has several projects in pre-production, one of which is entitled Rear View Mirror, which has an anticipated completion date August 1997 and should be released in calendar 1998. The aggregate direct negative costs of the Company's eight completed films was approximately $10,000,000.



                                      Completed and Pending Motion Picture Productions


          Title              Major Creative Elements                         Storyline                            Release Date
          -----              -----------------------                         ---------                            ------------
Skeletons              Director: David DeCoteau           After  suffering a heart  attack,  a Pulitzer      Released  on  HBO in
                          (Prey of the Jaguar, Puppet     Prize winning journalist relocates his family      April 1997.
                          Master 3, Lady Avenger)         to a picture  perfect town in Maine.  When he
                                                          becomes involved in a murder investigation he
                       Cast: Ron Silver                   discovers  the evil  truth  behind  the town.
                          (Time Cop, Reversal of          Since the 19th Century,  the  residents  have
                          Fortune)                        kept  the  outside  world  away by  murdering
                                                          anyone  who  attempts  to  infiltrate   their
                       James Coburn                       pristine village.
                          (Maverick, Eraser)

                       Christopher Plummer
                          (12 Monkeys, Wolf)

Santa with Muscles     Director: John Murlowski           When a small town falls victim to the devious      Released domestically
                       (Automatic, Amityville: A New      plans of an arch  villain,  they must turn to      in November 1996.
                       Generation, The Secret Agent       the   only   person    capable   of   helping
                       Club)                              them...Santa    Claus.   Two   weeks   before
                                                          Christmas, a miracle arrives in the form of a
                       Cast: Hulk Hogan                   mysterious stranger -- who is convinced he is
                          (No Holds Barred, Suburban      the  real  Santa  Claus.  In no  time at all,
                          Commando, Mr. Nanny, The        criminals  are  quaking  in fear and the town
                          Secret Agent Club)              begins to come alive again.


The Elevator           Directors: Arthur Borman           A desperate  young writer traps a movie mogul      To    be    released
                          (...And God Spoke)              in an  elevator in order to read him a series      domestically  by the
                                                          of shorts that he had written.                     end of 1997.
                       Nigel Dick
                          (Private Investigations)

                       Rafal Zielinski
                          (Fun)

                       Cast: Martin Landau
                          (Ed Wood, Crimes and
                          Misdemeanors)

                       Martin Sheen
                          (The American President,
                          Apocalypse Now)

The Secret Agent       Director: John Murlowski           Ray (Hulk Hogan)  leads a double life.  Known      To    be    released
Club                   (Automatic, Amityville: A New      by his  community  and  son as a  clumsy  toy      domestically  by the
                       Generation,  Santa with Muscles)   store  owner,  he is really  the best  secret      end of 1997.
                                                          agent in 1997. America.  After returning from
                                                          Tibet and  seizing the most  powerful  weapon
                       Cast: Hulk Hogan                   ever invented, Ray is kidnapped by evil-doers
                          (No Holds Barred, Suburban      who want the weapon to control the  universe.
                          Commando, Mr. Nanny,            With help from his friend,  Ray's son locates
                          Santa with Muscles)             the super-weapon and rescues Ray.



                                                        21




          Title              Major Creative Elements                           Storyline                          Release Date
          -----              -----------------------                           ---------                          ------------
Prey of the Jaguar     Director: David DeCoteau            Damien   Bandera   escapes  from  prison  and     To    be    released
                       (Skeletons, Puppet Master 3,        murders  the  family  of  Special  Operations     domestically  by the
                       Lady Avenger)                       agent  Derek  Leigh,  the  man who put him in     end of 1997.
                                                           prison.  Filled with grief, Leigh assumes the
                       Cast: Stacy Keach                   identity of JAGUAR, a fantasy super-hero,  to
                          (Escape from  L.A., Up in upon   seek revenge upon  Bandera  and  his   entire
                          Smoke, The Heart is a Lonely     operation.
                          Hunter)

Blood Money            Director: John Shepphird            Lester  Grisam  escapes from prison and holds     To    be    released
                       (Firestorm, Teenage Bonnie &        hostage  the   girlfriend   of  the  man  who     domestically  by the
                       Klepto Clyde)                       testified   against  him.  Grisam  demands  a     end of 1997.
                                                           ransom  of  $100,000.  However,  as the  plot
                       Cast: James Brolin                  unfolds  it becomes  apparent  that the man's
                          (The Amityville Horror,          girlfriend  was quite  different than how she
                          Westworld)                       appeared.


Chase Morran           Director: Gilbert Po                A psychotic criminal escapes from the highest     Released    on   the
                          (Magnificent Scoundrel)          security  prison  of the  24th  Century  in a     SCI-FI   network  in
                                                           stolen  shuttle.  He lands on Dome 4, a small     February 1997.
                       Cast: Bruce Campbell                and peaceful space colony.  Within minutes he
                          (Army of Darkness, McHale's      kills  the  head of  security,  enslaves  the
                          Navy)                            residents and takes control of the Dome.  His
                                                           plans begin to fall apart, when Chase Morran,
                                                           a peacekeeper  from Earth,  arrives on Dome 4
                                                           to surprise his wife.

Firestorm                 Director: John Shepphird         In the  early  21st  Century,  on the  planet     To    be    released
                          (Firestorm, Teenage Bonnie &     Markus  4, a group  of  androids  capable  of     domestically  by the
                          Klepto Clyde, Blood Money)       human feelings and emotions are enslaved by a     end of 1997.
                                                           heartless   villain  named   Brinkman   (John
                          Cast: John Savage                Savage).  Tarmac, the android leader starts a
                             (White Squall, The Onion      rebellion  to free  his  people  aided  by an
                             Field)                        employee of Brinkman's.


Rear View Mirror          Director: David DeCoteau         A housewife finds out her husband is cheating    Not yet in  production.
                             (Skeletons, Prey of the       on her.  She kills her  husband and becomes a    Scheduled     to     be
                             Jaguar, Puppet Master 3,      fugitive with a man with a secret.               completed   in   August
                             Lady Avenger)                                                                  1997  and  released  in
                                                                                                            the first half of 1998.
                          Cast: Lorraine Bracco (Someone
                              to Watch Over Me,
                              GoodFellas)

                          John Heard
                             (Home Alone, Home Alone2:
                              Lost in New York)


         There can be no assurance that the Company will be able to complete any future pictures or that future pictures will be completed in accordance with the anticipated schedules or budgets, as the production, completion and distribution of motion pictures is subject to numerous uncertainties, including financing requirements, personnel availability and the release schedule of competitive films. There also is no assurance that the Company's motion pictures will be profitable and enable the Company to recoup its direct negative costs. See "--Competition" and "Risk Factors--Risks of Motion Picture Production."

FINANCING OF MOTION PICTURE PRODUCTION

         General

         Prior to the commencement of production of a motion picture, the Company attempts to enter into license agreements with distributors pursuant to which distributors acquire the right to distribute such motion picture (or series of motion pictures pursuant to an output agreement) in a certain geographic territory and media for a specific term. In consideration for these distribution rights, the distributor is typically required to pay the producer a fixed amount upon delivery of the motion picture to the distributor ("Minimum Guarantee"). Once the distributor has recouped an amount equal to its Minimum Guarantee and costs of distribution, the distributor is entitled to retain ongoing distribution fees computed as a percentage of the gross revenues generated from the distribution of the motion picture. The Company is thereafter entitled to receive all remaining revenues generated from distribution of the picture in such territory in excess of the ongoing distribution fee retained by the distributor. In connection with each license agreement, the Company also receives an advance generally equal to 20% of the Minimum Guarantee (the "Advance"). The Company typically utilizes the Advance toward the production costs of the motion picture.

         Distribution Agreements

         From 1995 to the present, the Company entered into both domestic and foreign licensing agreements. The Company has been able to license each of its motion pictures, including the pictures that are still in pre-production. Among the licensees of the Company's motion pictures are Cabin Fever Entertainment, Inc. ("CFE") and HBO (United States), Highlight Communications (Germany), Saehan/Hollyvision/Digital Media (Korea), Consorcio Europa Serviano Ribiero (Brazil), Manga Films (Spain), and Italian International Films (Italy). Revenues received by the Company pursuant to its licensing agreements during the fiscal years ended July 31, 1995 and 1996 were $0 and $2.626 million, respectively. However, revenues are only realized at the time the motion pictures are delivered to the respective licensee. Backlogs, which indicate the revenues that will be realized upon delivery of the motion pictures, were $0 and $5.448 million, respectively, for the same periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Limited Partnerships

         In addition to the licensing agreements and the advances thereunder, the Company also raised approximately $4,105,000 in connection with the sale of limited partnership interests in two (2) limited partnerships, HEP I, L.P. ("HEP I") and HEP II, L.P. ("HEP II") (collectively, the "Partnerships") of which the Company is the sole general partner. The third party limited partners of HEP I and HEP II invested an aggregate of $1,050,000 and $3,000,000, respectively, in the Partnerships. The Company also invested $1,200,000 as a limited partner in HEP I. HEP I partners financed and participate in the exploitation of the movie The Secret Agent Club. HEP II partners financed and participate in the exploitation of the movies Santa with Muscles and Skeletons. Pursuant to the distribution agreement between the Company and the Partnerships, the Partnerships are entitled to receive revenue collected from sales net of a 20% distribution fee and selling expenses not to exceed $75,000 per film (collectively, "Net Partnership Revenue"). Pursuant to terms of the limited partnership agreements, ninety-nine percent (99%) of Net Partnership Revenue is to be distributed to the limited partners and one percent (1%) to the Company as the sole general partner until the limited partners have received 110% of their original investment. After the limited partners have been disbursed their original investment plus ten (10%) percent, the distribution of Net Partnership Revenue is to be distributed equally between the general partner and the limited partners as a group. Both Partnerships terminate when the limited partners receive a return equal to 200% of their investment.

         United Leisure Corporation ("ULC"), a company in which Harry Shuster is also Chairman of the Board, is one of two limited partners of HEP II. ULC originally invested $1,500,000 in May 1996. In October 1996, the Company paid each of HEP II's limited partners approximately $380,000 pursuant to HEP II's partnership agreement and the Company's exploitation of Santa with Muscles and Skeletons. See "Certain Relationships."

MAJOR CUSTOMERS

         For the six months ended January 31, 1997, revenue from one customer accounted for $1,290,000 or 32% of total revenues for the period. For the year ended July 31, 1996, revenues from two customers accounted for $1,225,000 and $275,000, or 47% and 10%, respectively, of total revenues for the year. Management of the Company believes that it can negotiate new distribution agreements on terms similar to those contained in existing agreements in the event that any such existing agreement is terminated or expires. Accordingly, management of the Company believes that the profitability of the Company is not dependent on any single customer.

EMPLOYEES

         The Company, like other independent production companies, does not maintain a substantial staff of creative or technical personnel. Management of the Company believes that sufficient motion picture properties and creative and technical personnel (such as screenwriters, directors and performers) are available in the market at acceptable prices to enable the Company to produce as many motion pictures as it currently plans or anticipates, at the level of commercial quality the Company may require.

         At June 4, 1997, the Company employed a total of 11 full-time employees. The Company also hires additional employees on a picture-by-picture basis in connection with the production of the Company's motion pictures. The salaries of these additional employees, as well as the salaries of certain full-time employees of the Company who provide direct production services, are typically allocated to the capitalized cost of the related pictures. The Company and certain of its subsidiaries are subject to the terms in effect from time to time of various industry-wide collective bargaining agreements, including the Writers Guild of America, the Directors Guild of America, the Screen Actors Guild and the International Alliance of Theatrical Stage Employees. A strike, job action or labor disturbance by the members of any of these organizations may have a material adverse effect on the production of a motion picture within the United States. None of the Company's full-time employees are represented by a labor union. The Company believes that its current relationship with its employees is satisfactory.

COMPETITION

         Motion picture production and distribution are highly competitive. The competition comes from both companies within the same business and companies in other entertainment media which create alternative forms of leisure entertainment. The Company's competition for the acquisition of literary properties, the services of performing artists, directors, producers and other creative and technical personnel and production financing includes several "major" film studios including, but not limited to, The Walt Disney Company, Paramount Pictures Corporation, MCA, Columbia Pictures, Tri-Star Pictures, Twentieth Century Fox, Warner Brothers Inc. and MGM/UA, which are dominant in the motion picture industry, as well as numerous independent motion picture and television production companies, television networks and pay television systems. Many of these organizations with which the Company competes have significantly greater financial and other resources than does the Company. In addition, the Company's films compete for audience acceptance and exhibition outlets with motion pictures produced and distributed by other companies, including motion pictures distributed by CFE, HBO and the Company's foreign distributors. As a result, the success of any of the Company's films is dependent not only on the quality and acceptance of that particular film, but also on the quality and acceptance of other films.

PROPERTIES

         The Company leases office space in Westwood, California. The total office space is approximately 3,446 square feet. The leases expire on various dates through June 30, 2001. Total rental on the office space is $9,477 per month. The office building is owned by 1990 Westwood Blvd, Inc., which is a private corporation, of which Harry Shuster, the Company's Chairman, is a majority shareholder. See "Certain Relationships."

LEGAL PROCEEDINGS

         The Company is not a party to any legal proceedings that could have a material adverse affect on the Company's operations or financial condition. It is anticipated that from time to time it will be subject to claims, suits and complaints that arise in the ordinary course of business. A substantial portion of the Company's film revenue since its inception on May 10, 1995 has been derived from transactions with Cabin Fever Entertainment, Inc. ("CFE"). The Company licensed domestic rights to CFE for seven movies. In November 1996, after the Company already delivered the seven films licensed, CFE refused to accept delivery of the last of the seven movies. The relationship between the Company and CFE has subsequently deteriorated, resulting in a lawsuit wherein the Company claims damages for copyright infringement, breach of contract and fraud. The case was filed in federal district court in New York in the first quarter of 1997. CFE did not answer the complaint but instead moved to dismiss the copyright claim, which is the basis for federal jurisdiction. If CFE is successful on its motion, the Company intends to move forward with the remaining contract and fraud claims in state court. Subsequent to the deterioration of the relationship with CFE, the Company has licensed two other films domestically through other distributors.

                                   MANAGEMENT

         The directors and executive officers of the Company are as follows:


NAME                                                     AGE                           POSITION
----                                                     ---                           --------
Harry Shuster.......................................     60      Chairman

Brian Shuster.......................................     39      President, Chief Executive Officer, Director

David M. Kane.......................................     34      Chief Financial Officer and Secretary

J. Brooke Johnston, Jr..............................     57      Director

George Folsey, Jr...................................     52      Director

         Harry Shuster has been Chairman of the Company since its inception in May 1995. Mr. Shuster has been Chairman, President and Chief Executive Officer of United Leisure Corporation ("United Leisure"), a publicly-traded leisure time services company, for over 20 years. Mr. Shuster also acts as an independent consultant and as Chairman, President and Chief Executive Officer of Grand Havana Enterprises, Inc., a publicly traded company formed in 1993, that operates private membership cigar rooms. In 1990, Lion Country Safari, Inc., California, a subsidiary of United Leisure, in connection with major litigation with its landlord, was forced to seek protection under the United States Bankruptcy Code by the filing of a voluntary petition under Chapter 11 of such Code. By filing the petition, the subsidiary was able to protect its assets from the claims of the landlord. The bankruptcy petition has been dismissed by stipulation of the parties, but the litigation still is pending.

         Brian Shuster has served as Chief Executive Officer, President and a director of the Company since its inception in May 1995. Since he has been with the Company, Mr. Shuster has served as the producer of seven films. Prior to joining the Company, he served as President of Beverly Hills Producers Group, a private production company, where he produced one motion picture, served as executive producer of another motion picture, and oversaw production of three other motion pictures. From 1990 until 1993, he served as vice president of Worldwide Entertainment Group, where he produced three motion pictures. Mr. Shuster also is a director of United Leisure.

         David M. Kane has served as Secretary and Chief Financial Officer of the Company since March 1997. Mr. Kane has also been the Chief Financial Officer of two other public companies since March 1997, Grand Havana Enterprises, Inc. and United Leisure. See "Certain Relationships." From July 1995 until March 1997 he was director of finance for Virgin Records America, Inc., a private record company. From May 1994 until June 1995, he was controller of Hemdale Home Video, Inc., a public video and foreign programming distributor. From October 1992 until May 1994, Mr. Kane was a senior accountant in the audit division for Kenneth Leventhal & Company, Los Angeles, California. From June 1991 until December 1991, he was a financial analyst for Walt Disney Imagineering, Inc., Glendale, California. From June 1987 until May 1991, Mr. Kane was a senior accountant in the audit division for Arthur Andersen & Co., Los Angeles, California.

         J. Brooke Johnston, Jr. has been a director of the Company since April 1997. Since April 1996, Mr. Johnston has served as Senior Vice President and General Counsel of MedPartners, Inc., a physician practice management company. Prior to joining MedPartners, Inc., Mr. Johnston was a senior principal in the law firm of Haskell Slaughter Young & Johnston, Professional Association,
Birmingham, Alabama, where he practiced corporate and securities law for over seventeen years. Before joining Haskell Slaughter, Mr. Johnston practiced law in New York, New York and at another firm in Alabama. Mr. Johnston is a member of the Alabama State Bar and the New York and American Bar Associations. Mr. Johnston is a member of the Board of Directors of United Leisure. See "Certain Relationships."

         George Folsey, Jr. has been a director of the Company since April 1997. Mr. Folsey is the son of the late Hollywood cinematographer, George Folsey, who received fourteen Academy Award nominations. After graduating from Pomona College, Mr. Folsey worked as an editor at KABC-TV in Los Angeles and formed a company that filmed and edited all the filmed segments of Laugh-In. Mr. Folsey's work as a film editor includes: Animal House; The Blues Brothers; Coming to America; Michael Jackson's Thriller; Bulletproof; the American version of Michelangelo Antonioni's The Passenger; and re-editing The Great Santini and John Duigan's Romero. Among Mr. Folsey's producing credits are: An American Werewolf in London; Trading Places; Spies Like Us; Thriller; Clue; Greedy; The Three Amigos; Into the Night; and Grumpier Old Men. He is currently producing a TV pilot based on the motion picture Fargo. After fifteen years of partnership with director John Landis, Mr. Folsey was asked, in 1988, to become Chairman of QSound Labs, a Canadian corporation specializing in sound enhancement and localization, where he continues to serve as a member of the Board of Directors. Mr. Folsey also is a member of the Directors Guild of America and a member of the Board of Directors of Paulist Productions, which produced Romero.

         Harry Shuster is the father of Brian Shuster. There are no other relationships between the executive officers and the directors.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation for the Chief Executive Officer of the Company. No other executive officer received remuneration in excess of $100,000 for the fiscal year ended July 31, 1996 (the "Named Executive"):

                           SUMMARY COMPENSATION TABLE


                                                              Annual
                                                           Compensation
         Name and Principal Position        Year            Salary (1)
         ---------------------------        ----            ----------
      Brian Shuster                         1996             $90,000
         President and Chief                1995(2)          $12,500
         Executive Officer
      ----------


      (1) Mr. Shuster was paid as a consultant for the two years stated above.

      (2) The amount paid for 1995 was for the period from May 1995 through July 1996.

DIRECTOR COMPENSATION

         Each non-employee director of the Company receives options to purchase 10,000 shares of Common Stock upon his election to the Board of Directors plus reimbursement of reasonable expenses for each meeting they attend. The options vest in equal quarterly installments on the anniversary date of the grant date over four years. The exercise price of the options is equal to the fair market value of the Common Stock as of the grant date.

1997 STOCK OPTION PLAN

         The Company has a Stock Option Plan that is designed to provide incentive to officers, key employees, consultants, and directors of the Company or the Company's subsidiaries. There are 360,000 shares of Common Stock authorized for issuance under the plan, and to date options to purchase 20,000 shares have been issued under the plan in May 1997.

         Under the plan, such persons may be granted, at the discretion of the Board or the Compensation Committee, options at an exercise price equal to at least 100% of the fair market value of the Common Stock covered by the option on the grant date, as determined by the Board or the Compensation Committee. In addition, non-employee Directors of the Company are automatically granted options to purchase 10,000 shares of Common Stock on the date they become Directors. Options granted under the plan may be incentive stock options or non-statutory stock options. Options granted under the plan become immediately exercisable upon a "change of control" of the Company, as defined in the plan.

EMPLOYMENT   CONTRACTS;   TERMINATION   OF  EMPLOYMENT   AND   CHANGE-IN-CONTROL
ARRANGEMENTS

         On April 1, 1997, the Company entered into a three year employment agreement with Brian Shuster, the Company's President, Chief Executive Officer and a director. The agreement is for a term of three years and provides for an annual salary of Two Hundred Six Thousand Four Hundred Dollars ($206,400), subject to annual increases at the sole discretion of the Board of Directors. The agreement is terminable by the Company for good cause including, but not limited to, dishonesty, improper disclosure of confidential information, or neglect of duties under certain circumstances. The agreement is also terminable by Mr. Shuster for any reason upon 60 days written notice. The agreement is binding upon any successor corporation to the Company and may have the effect of discouraging, delaying, or preventing a change of control of the Company.


                              CERTAIN RELATIONSHIPS

         The Company leases certain of its executive office space at a rental of $9,477 per month, from a corporation of which Harry Shuster, the Company's Chairman of the Board, is the majority shareholder. The Company is advised that the rental paid by the Company for its Westwood, California executive offices is no more favorable to Mr. Shuster than could have been obtained in a similar location from an unrelated third party.

         Between June 2, 1995 and June 27, 1996, the founders of the Company lent the Company approximately $3,184,333, of which $1,809,333 remained outstanding at January 31, 1997. The loans were made to fund the Company's operations and bore interest at the rate of 7% per annum. The interest expense for these loans was $114,038. The balance of the loans will be repaid out of the proceeds from this Offering. See "Use of Proceeds."

         In April 1996, United Leisure Corporation ("ULC") acquired fifty percent of the limited partnership interests in HEP II, L.P. ("HEP II") for a capital contribution of $1,500,000. HEP II made an initial capital distribution to ULC of $379,500 on July 25, 1996. The Company is the general partner of HEP
II. Harry Shuster, the Chairman of the Board of the Company, is the Chairman of the Board and the Chief Executive Officer of ULC, and Brian Shuster, the President, Chief Executive Officer and a director of the Company, is a director of ULC. In addition, J. Brooke Johnston, Jr. is a director of both the Company and ULC. See "Business--Limited Partnerships."

          On July 9, 1996, ULC made a loan to HEP II of $250,000, which loan was repaid in October 1996. ULC made an additional loan to HEP II of $500,000 on July 22, 1996, which loan was repaid on July 25, 1996.

         As a general rule, all transactions among the Company and its officers, directors or 5% or greater stockholders have been, and in the future will be, made on terms no less favorable than terms available form unaffiliated third parties.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information with respect to (i) each director of the Company, (ii) the Named Executive, (iii) all directors and executive officers of the Company as a group at June 4, 1997, including the number of shares of Common Stock beneficially owned by each of them, and (iv) each person known by the Company to own beneficially or of record more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated below, the business address of each individual is the same as the address of the Company's principal executive offices.


                                                         Prior to the Offering                      After the Offering
                                                         ---------------------                      ------------------

                                                    Number of                             Number of
                                                      Shares                                Shares
                                                   Beneficially                          Beneficially
             Beneficial Owner                         Owned          Percentage(1)          Owned          Percentage(1)(2)
             ----------------                      ------------      -------------       ------------      ----------------
Harry Shuster(3)                                      500,000            16.7%             500,000               13.2%

Brian Shuster(4)                                      750,000            25.0%             750,000               19.7%

J. Brooke Johnston(5)                                       0              *                     0                 *

George Folsey, Jr.(6)                                       0              *                     0                 *

Executive Officers and Directors as a Group         1,250,000            41.7%           1,250,000               32.9%
(5 people)

             5% Shareholders
             ---------------
Stanley Shuster(7)                                    500,000            16.7%             500,000               13.2%

Stephen J. Drescher(8)                                750,000            25.0%             750,000               19.7%

Nadine Belfort(9)                                     750,000            25.0%             750,000               19.7%

----------
*        Less than one percent.
(1) Based on 3,000,000 shares outstanding and shares issuable upon the exercise of options or warrants that are exercisable within 60 days of June 4, 1997 which are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such persons individually and by each group of which they are a member, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 800,000 shares to be issued in connection with this Offering, but does not include any shares issuable upon exercise of the Underwriter's over-allotment option.
(3)      Chairman of the Company.
(4) President, Chief Executive Officer and a director of the Company. Includes 250,000 shares of Common Stock held by a trust of which Mr. Shuster is the sole trustee and 250,000 shares of Common Stock held by a trust of which Mr. Shuster is a co-trustee with Stanley Shuster. Mr. Shuster disclaims beneficial ownership of the shares of Common Stock held by this trust.
(5) Director of the Company. Mr. Johnston's address is 3000 Galeria Tower, Suite 1000, Birmingham, Alabama 35244.
(6) Director of the Company. Mr. Folsey's address is 350 North Cliffwood Avenue, Los Angeles, California 90049-2618.
(7) Consists of 250,000 shares of Common Stock held by a trust of which Mr. Shuster is the sole trustee and 250,000 shares of Common Stock held by a trust of which Mr. Shuster is a co-trustee with Brian Shuster. Mr. Shuster disclaims beneficial ownership of the shares of Common Stock held by this trust. Mr. Shuster's address is 1990 Westwood Boulevard, Penthouse, Los Angeles, California 90025
(8) Held by a trust of which Stephen J. Drescher is the sole trustee. Mr. Drescher disclaims beneficial ownership of the shares of Common Stock held by this trust. Mr. Drescher's address is 101 West 67th Street, Penthouse 2B, New York, New York 10023. Mr. Drescher does not have any management and/or consulting role with the Company.
(9) Ms. Belfort's address is 3830 Woodside Avenue, Long Island City, New York 11104.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The Company is authorized to issue up to 20,000,000 shares of Common Stock, par value $0.01 per share, 3,000,000 shares of which were issued and outstanding as of June 4, 1997 and were owned by approximately seven holders of record. In addition, the Company is authorized to issue up to 3,000,000 shares of preferred stock, $0.01 par value (the "Preferred Stock"). As of June 4, 1997, there were no shares of Preferred Stock outstanding.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to the rights of holders of Preferred Stock (if there are any shares outstanding), the holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and in the event of liquidation, dissolution or winding-up of the Company, to share ratably in all assets remaining after payment of all liabilities. The holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

         The Articles of Incorporation of the Company provide that the Board of Directors may issue an aggregate of 3,000,000 shares of Preferred Stock from time to time in one or more series. As of June 4, 1997, there were no shares of Preferred Stock outstanding.

         The Board of Directors is authorized to determine, among other things, with respect to each series of Preferred Stock which may be issued: (i) the dividend rate, conditions and preferences, if any; (ii) whether dividends will be cumulative and, if so, the date from which dividends will accumulate; (iii) whether, and to what extent, the holders of a series will enjoy voting rights, if any, in addition to those prescribed by law; (iv) whether and upon what terms, a series will be convertible into or exchangeable for shares of any other class of capital stock or other series of Preferred Stock; (v) whether, and upon what terms, a series will be redeemable; (vi) whether a sinking fund will be provided for the redemption of a series and, if so, the terms and conditions of the sinking fund; and (vii) the preference if any, to which a series will be entitled on voluntary or involuntary liquidation, dissolution or winding up of the Company. With regard to dividends, redemption and liquidation preference, any particular series of Preferred Stock may rank junior to, on a parity with, or senior to any other series of Preferred Stock and Common Stock. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of the Company or other corporate action. The Board of Directors could issue Preferred Stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders, might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is Chase Mellon Shareholder Services, Los Angeles, California.

Shares Eligible for Future Sale

         Prior to this Offering, there has been no public market for the Common Stock. Sales of substantial amounts of shares of Common Stock in the public market could adversely affect market prices of the shares and make it more difficult for the Company to sell equity securities in the future at a time and price it deems appropriate.

         Upon completion of the Offering, there will be 3,800,000 shares of Common Stock outstanding, excluding (a) an aggregate of 120,000 shares issuable upon exercise of the over-allotment option; and (b) an aggregate of 360,000 shares reserved for issuance pursuant to the Company's 1997 Stock Option Plan. Of these shares, the 800,000 shares sold in this Offering and the maximum of 120,000 shares issuable upon full exercise of the over-allotment option will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, (the "Securities Act"), except for any such shares purchased by an "affiliate" of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of the issuer is a person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such issuer, and generally includes members of the Board of Directors and senior management.

         The 3,000,000 shares outstanding as of the date of this Prospectus and the 360,000 shares issuable upon exercise of stock options that have been or may be granted under the 1997 Stock Option Plan are "restricted shares" as defined in Rule 144 under the Securities Act ("Rule 144") (collectively, the "Restricted Shares") and may not be sold without registration under the Securities Act unless pursuant to an applicable exemption therefrom. In addition, the Company expects to register under the Securities Act the shares reserved for issuance under the 1997 Stock Option Plan.

         In general, Rule 144 allows a stockholder who has beneficially owned Restricted Shares for at least one year (including persons who may be deemed "affiliates" of the Company under Rule 144) to sell a number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 38,000 shares after giving effect to this Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information about the Company. A stockholder who is not an "affiliate" of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned his shares for at least two years (as computed under Rule 144), is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above. Rule 144A under the Securities Act permits the immediate sale by the current holders of Restricted Shares of all or a portion of their shares to certain qualified institutional buyers, as defined in Rule 144A.

         In addition, subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants, or advisers prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. The Securities and Exchange Commission has also indicated that Rule 701 will apply to stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon the exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement. As of the date of this Prospectus, options to purchase 20,000 shares were issued and outstanding as to which Rule 701 may apply.

DELAWARE ANTI-TAKEOVER LAW

         The Company is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the "GCL"), an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combinations" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with its affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

         The provisions regarding certain business combinations under the GCL could have the effect of delaying or preventing a change in control of the Company or the removal of existing management. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

                                  UNDERWRITING

         Subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters named below, for which Millennium Securities Corp. is acting as Representative (a copy of which agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part), the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the number of shares of Common Stock set forth opposite its name. All 800,000 shares of Common Stock offered must be purchased by the several Underwriters if any are purchased. The shares of Common Stock are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and certain other conditions.

      Underwriter                                  No. of Shares
      -----------                                  -------------
      Millennium Securities Corp.

               Total                                  800,000

         The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the offering prices set forth on the cover page of this Prospectus. The Representative has further advised the Company that the Underwriters propose to offer the Common Stock through members of the National Association of Security Dealers, Inc. (the "NASD"), and may allow a concession, in their discretion, to certain dealers who are members of the NASD and who agree to sell the Common Stock in conformity with the NASD Conduct Rules. Such concessions shall not exceed the amount of underwriting discount that the Underwriters are to receive.

         The Company has granted the Underwriters an option, exercisable for 45 days from the date of this Prospectus, to purchase up to 120,000 shares of Common Stock at the public offering price less the underwriting discounts set forth on the cover page of this Prospectus (the "Over-Allotment Option"). The Underwriters may exercise this option solely to cover over-allotments in the sale of the shares of Common Stock offered hereby.

         Officers and directors of the Company may introduce the Representative to persons to consider this Offering and purchase shares of Common Stock either through the Representative, other Underwriters, or through participating dealers. In this connection, officers and directors will not receive any commissions or any other compensation.

         The Company has agreed to pay to the Underwriters a commission of ten percent (10%) of the gross proceeds of the Offering, including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, the Company has agreed to pay to the Representative a non-accountable expense allowance of three percent (3%) of the gross proceeds of this Offering. The Company has paid to the Representative a $50,000 advance in respect of such non-accountable expense allowance. The Representative's expenses in excess of its non-accountable expense allowance will be paid by the Representative. To the extent that the expenses of the Representative are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the Representative.

         The Company has agreed to engage the Representative as its investment banker for a period of twelve (12) months on the first day of the month following the closing of the Offering at an aggregate fee of $5,000 for eight months for a total of $40,000. The Representative also has agreed, at the Company's request, to provide advice and consulting services to the Company concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. The Company has agreed, at the closing of the Offering, to enter into a merger and acquisition agreement with the Representative. The merger and acquisition agreement will provide that the Representative will be paid a finder's fee of five (5%) percent of the first $5,000,000, four (4%) of next $5,000,000 and 3% of the excess, if any, over $10,000,000 of the consideration received or paid to the other party by the Company in any such transactions.

         Holders of 3,000,000 shares of Common Stock have agreed not to sell any of such Common Stock for a period of 24 months from the Effective Date, without the prior written consent of the Representative. See "Description of Capital Stock--Shares Eligible for Future Sale."

         The Company has agreed to indemnify the Underwriters against any costs or liabilities incurred by the Underwriters by reason of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and the Prospectus. The Underwriters have in turn agreed to indemnify the Company against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement, of which this Prospectus is a part, based on information relating to the Underwriters and furnished in writing by the Underwriters. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

         The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement, which are filed as exhibits to the Registration Statement. See "Additional Information."

PRICING OF THE OFFERING

         Prior to this Offering, there has been no public trading market for the Common Stock. Consequently, the initial offering price of the shares of Common Stock has been determined by negotiations between the Company and the Representative. Among the factors considered in determining the offering price were the financial condition and prospects of the Company, the industry in which the Company is engaged, certain financial and operating information of companies engaged in activities similar to those of the Company and the general market condition of the securities markets. The offering price does not necessarily bear any relationship to any established standard or criteria of value based upon assets, earnings, book value or other objective measures.

         The Company anticipates that the Common Stock will be listed for quotation on the NASD Electronic Bulletin Board under the symbol "HITS," but there can be no assurance that an active trading market will develop, even if the Common Stock is accepted for quotation. The Underwriters intend to make a market in the Common Stock.

                       CERTAIN PROVISIONS OF THE COMPANY'S
                      ARTICLES OF INCORPORATION AND BYLAWS

         The Company's Articles of Incorporation provide that the liability of directors for monetary damages shall be limited to the fullest extent permissible under Delaware law. The Articles of Incorporation and the Company's Bylaws provide for indemnification of its officers and Directors to the fullest extent permitted under Delaware law. See "Risk Factors--Limitation on Director Liability."

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by the law firm of Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips, Beverly Hills, California. The law firm of Beckman & Millman, P.C., New York, New York will pass upon certain aspects of this Offering on behalf of the Underwriters.

                                     EXPERTS

         The audited financial statements of the Company as of July 31, 1995 and 1996 and for the fiscal years then ended are included herein and in the registration statement in reliance upon the report of Moore Stephens, P.C., certified public accountants, as indicated in the reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors of United Film Distributors, Inc.
   Los Angeles, California



                  We have audited the accompanying consolidated balance sheet of United Film Distributors, Inc. and its subsidiaries as of July 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and for the period from May 10, 1995 [date of inception] through July 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Film Distributors, Inc. and its subsidiaries as of July 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended, and for the period from May 10, 1995 [date of inception] through July 31, 1995, in conformity with generally accepted accounting principles.







                                                   MOORE STEPHENS, P.C.
                                                   Certified Public Accountants.

Cranford, New Jersey
November 15, 1996

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------



                                                                                         JANUARY 31,          JULY 31,
                                                                                           1 9 9 7             1 9 9 6
                                                                                         [UNAUDITED]
ASSETS:
   Cash                                                                               $       295,774   $             --
   Deposits                                                                                   318,870            341,501
   Deferred Tax Asset                                                                          26,658                 --
   Prepaid and Other Current Assets                                                             7,556              7,556
   Film Costs - Net                                                                         6,724,776          9,200,319
   Equipment - Net                                                                             60,198             66,526
                                                                                      ---------------   ----------------

   TOTAL ASSETS                                                                       $     7,433,832   $      9,615,902
                                                                                      ===============   ================

LIABILITIES AND STOCKHOLDERS' EQUITY:
   Cash Overdraft                                                                     $            --   $        160,687
   Accounts Payable                                                                            35,003            187,987
   Accrued Interest Payable - Stockholders                                                    190,664            114,038
   Income Taxes Payable                                                                        26,657             26,657
   Deferred Income                                                                            204,050            508,050
   Due to Affiliates                                                                               --             14,325
   Advances from Stockholders                                                               1,809,333          2,359,333
                                                                                      ---------------   ----------------

   TOTAL LIABILITIES                                                                        2,265,707          3,371,077
                                                                                      ---------------   ----------------

COMMITMENT AND CONTINGENCIES [8]                                                                   --                 --
                                                                                      ---------------   ----------------

MINORITY INTEREST                                                                           3,132,193          4,137,795
                                                                                      ---------------   ----------------

STOCKHOLDERS' EQUITY:
   Preferred Stock, Authorized 3,000,000 Shares, Issued
     and Outstanding -0- Shares, Par Value $.01                                                    --                 --

   Common Stock, Authorized 20,000,000 Shares, Issued
     and Outstanding 3,000,000 Shares, Par Value $.01                                          30,000             30,000

   Paid-in Capital                                                                          2,040,666          2,040,666

   Retained Earnings [Deficit]                                                                (34,734)            36,364
                                                                                      ---------------   ----------------

   TOTAL STOCKHOLDERS' EQUITY                                                               2,035,932          2,107,030
                                                                                      ---------------   ----------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $     7,433,832   $      9,615,902
                                                                                      ===============   ================




The  Accompanying  Notes are an Integral  Part of These  Consolidated  Financial Statements.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                                                                           FOR THE PERIOD
                                                                                                           --------------
                                                                                                            MAY 10, 1995
                                                                                                            ------------
                                                                                                              [DATE OF
                                                                                                              --------
                                                                                                             INCEPTION]
                                                                                                             ----------
                                                             SIX MONTHS ENDED              YEAR ENDED          THROUGH
                                                             ----------------              ----------          -------
                                                                JANUARY 31,                 JULY 31,          JULY 31,
                                                                -----------                 --------          --------
                                                          1 9 9 7          1 9 9 6           1 9 9 6           1 9 9 5
                                                          -------          -------           -------           -------
                                                        [UNAUDITED]      [UNAUDITED]

REVENUES:

   Revenues - Completed Film Contracts               $      4,029,908  $            --  $      2,626,000  $            --
                                                     ----------------  ---------------  ----------------  ---------------

EXPENSES:
   General and Administrative Expenses                        194,016          206,021           439,769           31,528
   Film Festivals                                             117,283           74,914           252,753               --
   Rent - Related Party                                       118,734           45,456            49,380               --
   Depreciation on Equipment                                    6,328            6,326            12,653               --
   Amortization - Film Cost                                 3,185,276               --         1,609,466               --
                                                     ----------------  ---------------  ----------------  ---------------

   TOTAL EXPENSES                                           3,621,637          332,717         2,364,021           31,528
                                                     ----------------  ---------------  ----------------  ---------------

OPERATING INCOME [LOSS]                                       408,271         (332,717)          261,979          (31,528)
                                                     ----------------  ---------------  ----------------  ---------------

INCOME AND [EXPENSES]:
   Interest Income                                                 --            8,200            11,608               --
   Interest Expense                                                --               --           (12,936)              --
   Interest Expense - Related Party                           (76,629)         (41,589)         (114,037)              --
   Other Income                                                    --               --            35,730               --
                                                     ----------------  ---------------  ----------------  ---------------

   OTHER [EXPENSES] - NET                                     (76,629)         (33,389)          (79,635)              --
                                                     ----------------  ---------------  ----------------  ---------------

INCOME [LOSS] BEFORE MINORITY INTEREST                        331,642         (366,106)          182,344          (31,528)

   MINORITY INTEREST                                         (429,398)              --           (87,795)              --
                                                     ----------------  ---------------  ----------------  ---------------

   [LOSS] INCOME BEFORE INCOME TAXES                          (97,756)        (366,106)           94,549          (31,528)

BENEFIT [PROVISION] FOR INCOME TAXES                           26,658          154,868           (26,657)              --
                                                     ----------------  ---------------  ----------------  ---------------

   NET [LOSS] INCOME                                 $        (71,098) $      (211,238) $         67,892  $       (31,528)
                                                     ================  ===============  ================  ===============

   NET [LOSS] INCOME PER SHARE                       $           (.02) $          (.14) $            .03  $          (.03)
                                                     ================  ===============  ================  ===============

   WEIGHTED AVERAGE NUMBER OF
     SHARES                                                 3,000,000        1,526,541         2,363,512        1,000,000
                                                     ================  ===============  ================  ===============



The Accompanying Notes are an Integral Part of These Consolidated Financial Statements.


UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------------



                                   PREFERRED STOCK           COMMON STOCK                        RETAINED        TOTAL
                                   ---------------           ------------                        --------        -----
                                NUMBER OF                 NUMBER OF                 PAID-IN      EARNINGS    STOCKHOLDERS'
                                ---------                 ---------                 -------      --------    -------------
                                 SHARES       AMOUNT       SHARES      AMOUNT       CAPITAL      [DEFICIT]      EQUITY
                                 ------       ------       ------      ------       -------      ---------      ------

   Initial Contribution                --  $       --    1,000,000   $  10,000   $     43,333   $       --   $    53,333

   Net [Loss] for the period
     May 10, 1995 [Date of
     Inception] through
     July 31, 1995                     --          --           --          --             --      (31,528)      (31,528)
                              -----------  ----------  -----------   ---------   ------------   ----------   -----------

BALANCE - JULY 31, 1995                --          --    1,000,000      10,000         43,333      (31,528)       21,805

   Issuance of Common Stock
     September 1995                    --          --    1,000,000      10,000         43,333           --        53,333

   Issuance of Common Stock
     October 1995                      --          --      343,687       3,437        671,563           --       675,000

   Issuance of Common Stock
     November 1995                     --          --      138,493       1,385        270,615           --       272,000

   Issuance of Common Stock
     February 1996                     --          --      178,207       1,782        348,218           --       350,000

   Issuance of Common Stock
     March 1996                        --          --       89,104         891        174,109           --       175,000

   Issuance of Common Stock
     June 1996                         --          --      250,509       2,505        489,495           --       492,000

   Net Income for the year ended
     July 31, 1996                     --          --           --          --             --       67,892        67,892
                              -----------  ----------  -----------   ---------   ------------   ----------   -----------

BALANCE - JULY 31, 1996                --          --    3,000,000      30,000      2,040,666       36,364     2,107,030

   Net Loss for the six
     months Ended
     January 31, 1997                  --          --           --          --             --      (71,098)      (71,098)
                              -----------  ----------  -----------   ---------   ------------   ----------   -----------

BALANCE - JANUARY 31, 1997
   [UNAUDITED]                $        --  $       --    3,000,000   $  30,000   $  2,040,666   $  (34,734)  $ 2,035,932
                              ===========  ==========  ===========   =========   ============   ==========   ===========



The Accompanying Notes are an Integral Part of These Consolidated Financial Statements.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                                                           FOR THE PERIOD
                                                                                                           --------------
                                                                                                            MAY 10, 1995
                                                                                                            ------------
                                                                                                              [DATE OF
                                                                                                              --------
                                                                                                             INCEPTION]
                                                                                                             ----------
                                                             SIX MONTHS ENDED              YEAR ENDED          THROUGH
                                                             ----------------              ----------          -------
                                                                JANUARY 31,                 JULY 31,          JULY 31,
                                                                -----------                 --------          --------
                                                          1 9 9 7          1 9 9 6           1 9 9 6           1 9 9 5
                                                          -------          -------           -------           -------
                                                        [UNAUDITED]      [UNAUDITED]
OPERATING ACTIVITIES:

   Net Income [Loss]                                 $        (71,098) $      (211,238) $         67,892  $       (31,528)
                                                     ----------------  ---------------  ----------------  ---------------
   Adjustments to Reconcile Net Income
     [Loss] to Net Cash Provided by
      [Used For] Operating Activities:
     Amortization of Film Costs                             3,185,276               --         1,609,466               --
     Depreciation                                               6,328            6,326            12,653               --
     Deferred Tax Asset                                       (26,658)              --                --               --
     Minority Interest                                        429,398               --            87,795               --

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Prepaid Expenses                                            --           (7,998)           (7,556)              --
       Deposits from Film Contracts                            22,631          141,409          (341,501)              --
       Equipment Purchases                                         --          (66,526)          (79,179)              --

     Increase [Decrease] in:
       Accounts Payable                                      (152,987)         126,846           187,987               --
       Accrued Interest                                        76,629           41,589           114,037               --
       Income Taxes Payable                                        --         (155,942)           26,657               --
       Deferred Income                                       (304,000)         469,975           508,050               --
                                                     ----------------  ---------------  ----------------  ---------------

     Total Adjustments                                      3,236,617          555,679         2,118,409               --
                                                     ----------------  ---------------  ----------------  ---------------

   NET CASH - OPERATING ACTIVITIES -
     FORWARD                                                3,165,519          344,441         2,186,301          (31,528)
                                                     ----------------  ---------------  ----------------  ---------------

INVESTING ACTIVITIES:
   Capitalizable Assets                                            --               --          (897,240)              --
   Film Advances - Net                                       (709,733)      (3,673,582)       (9,912,545)              --
                                                     ----------------  ---------------  ----------------  ---------------

   NET CASH - INVESTING ACTIVITIES -
     FORWARD                                                 (709,733)      (3,673,582)      (10,809,785)              --
                                                     ----------------  ---------------  ----------------  ---------------

FINANCING ACTIVITIES:
   Cash Overdraft                                            (160,687)              --           160,687               --
   Finance from Limited Partners                           (1,435,000)       4,050,000         4,050,000               --
   Advances from Related Party                                (14,325)              --            14,325               --
   Advances from Stockholders                                (550,000)       1,354,667         1,912,666          446,667
   Collection on Stock Subscription                                --        1,000,333         2,017,334           53,333
                                                     ----------------  ---------------  ----------------  ---------------

   NET CASH - FINANCING ACTIVITIES -
     FORWARD                                         $     (2,160,012) $     6,405,000  $      8,155,012  $       500,000

The Accompanying Notes are an Integral Part of These Consolidated Financial Statements.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                                                           FOR THE PERIOD
                                                                                                           --------------
                                                                                                            MAY 10, 1995
                                                                                                            ------------
                                                                                                              [DATE OF
                                                                                                              --------
                                                                                                             INCEPTION]
                                                                                                             ----------
                                                             SIX MONTHS ENDED              YEAR ENDED          THROUGH
                                                             ----------------              ----------          -------
                                                                JANUARY 31,                 JULY 31,          JULY 31,
                                                                -----------                 --------          --------
                                                          1 9 9 7          1 9 9 6           1 9 9 6           1 9 9 5
                                                          -------          -------           -------           -------
                                                        [UNAUDITED]      [UNAUDITED]
   NET CASH - OPERATING ACTIVITIES -
     FORWARDED                                       $      3,165,519  $       344,441  $      2,186,301  $       (31,528)

   NET CASH - INVESTING ACTIVITIES -
     FORWARDED                                               (709,733)      (3,673,582)      (10,809,785)              --

   NET CASH - FINANCING ACTIVITIES -
     FORWARDED                                             (2,160,012)       6,405,000         8,155,012          500,000
                                                     ----------------  ---------------  ----------------  ---------------

   NET INCREASE [DECREASE] IN CASH                            295,774        3,075,859          (468,472)         468,472

CASH - BEGINNING OF PERIODS                                        --          468,472           468,472               --
                                                     ----------------  ---------------  ----------------  ---------------

   CASH - END OF PERIODS                             $        295,774  $     3,544,331  $             --  $       468,472
                                                     ================  ===============  ================  ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the periods for:
     Interest                                        $             --  $            --  $         12,936  $            --
     Income Taxes                                    $             --  $            --  $             --  $            --

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:




The  Accompanying  Notes are an Integral  Part of These  Consolidated  Financial
                                  Statements.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
[INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1996 IS UNAUDITED]
--------------------------------------------------------------------------------


[1] ORGANIZATION AND OPERATIONS

United Film Distributors, Inc. [formerly Hit Entertainment, Inc.] [the "Company"] was incorporated under the laws of the State of Delaware on May 10, 1995. The Company is engaged in the development, production, and distribution of motion pictures on a world-wide basis.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries Hit Productions, United Film Distributors, HEP I, L.P. and HEP II, L.P. Amounts invested by and income attributable to third party limited partners HEP I, L.P. and HEP II, L.P. are presented as minority interest in the accompanying financial statements. All other significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION - Amounts received as fees for projects in production are deferred until the project becomes available for release in accordance with the terms of the agreement and are recognized as revenues at such time. Revenues from the sale of completed productions are recognized upon their sale.

CASH EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents at July 31, 1996.

CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash with high credit quality financial institutions. At times the cash in any one bank may exceed the FDIC $100,000 limit. At July 31, 1996, there was approximately $50,300 in financial institutions which was subject to such risk. The Company does not require collateral or other security to support financial instruments.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FILM COSTS AND AMORTIZATION - Film costs include the cost of completed projects, costs of projects in production and costs expended on projects in development. Film costs are stated at the lower of amortized cost or estimated net realizable value. Amortization of completed projects is charged to operations on an individual project basis in a ratio that the current year's revenue bears to management's estimate of total revenues [current and future years] from all sources. This is commonly referred to as the individual-film-forecast method. Adjustments of amortization resulting from changes in estimates of total revenues are recognized in the current year's amortization. When a completed project is fully amortized, its cost and related accumulated amortization are removed from the accounts. If, in the opinion of management, any property in the development stage is not planned for use, the net carrying value of such property is charged to current year's operations.

DEPRECIATION AND AMORTIZATION - Depreciation and amortization of fixed assets [consisting of furniture, and computer equipment] is provided on the straight-line method over the estimated useful lives of the related assets which range from three to seven years.

STOCK OPTIONS ISSUED TO EMPLOYEES - The Company adopted Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation" on January 1, 1996 for financial statement note disclosure purposes and will continue to apply the intrinsic value method of Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees" for financial reporting purposes.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #2
[INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1996 IS UNAUDITED]
--------------------------------------------------------------------------------



[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

OPERATIONS IN FOREIGN COUNTRIES - The Company is subject to numerous factors relating to conducting business in a foreign country [including, without limitation, economic, political and currency risks] any of which could have a significant impact on the Company's operations.

MINORITY INTEREST - Minority interest represents the amount due to outside parties for their investment in the financing of the films through the Company's two limited partnership subsidiaries. For the six months ended January 31, 1997 and the year ended July 31, 1996, the amount due to the minority interest shareholders was $3,132,193 and $4,137,795, respectively.

EARNINGS PER SHARE - Earnings per share are computed based on the weighted average number of shares outstanding during each period presented. Common stock equivalents are included in the computation when there effect is considered dilutive.

[3] EQUIPMENT

Equipment consists of the following:
                                                  January 31,        July 31,
                                                  -----------        --------
                                                    1 9 9 7           1 9 9 6
                                                    -------           -------

Computer Equipment                             $       23,433   $        23,433
Office Equipment                                       55,746            55,746
                                               --------------   ---------------

Totals                                                 79,179            79,179
Less: Accumulated Depreciation                         18,981            12,653
                                               --------------   ---------------

   TOTAL - NET                                 $       60,198   $        66,526
   -----------                                 ==============   ===============

Depreciation expense for the six months ended January 31, 1997 and the year ending July 31, 1996 was $6,328 and $12,653, respectively.

[4] FILM COSTS

Film costs consist of the following:

                                                  January 31,      July 31,
                                                  -----------      --------
                                                    1 9 9 7         1 9 9 6
                                                    -------         -------

Completed Projects                             $    8,671,897  $     4,221,003
Less:  Accumulated Amortization                     4,794,742        1,609,466
                                               --------------  ---------------

Net of Amortization                                 3,877,155        2,611,537
Productions in Progress                             2,847,621        6,588,782
                                               --------------  ---------------

   TOTALS                                      $    6,724,776  $     9,200,319
   ------                                      ==============  ===============

Based on management's present estimate of future revenues at July 31, 1996, substantially all of the unamortized costs of completed projects will be amortized by July 31, 1998.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #3
[INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1996 IS UNAUDITED]
--------------------------------------------------------------------------------


[5] RELATED PARTY TRANSACTIONS

LEASES - The Company leases office space from a related party, an entity whose major stockholder is also a major stockholder of the Company [See Note 8]. The rent expense for the year ended July 31, 1996 and the six months ended January 31, 1997 was $147,747 and $63,750, respectively.

ADVANCES - The Company received advances from two stockholders and or entities affiliated with the stockholders to fund its operations. Interest payable at July 31, 1996 and interest expense on these advances for the year then ended amounted to $114,038. Interest was calculated at 7% interest during the period. It is anticipated that these advances will be repaid from an initial public offering [See Note 12].

[6] FAIR VALUE OF FINANCIAL INSTRUMENTS

At its inception, the Company adopted SFAS No. 107, fair value of financial instruments which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed therein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

                                                          January 31, 1997                   July 31, 1996
                                                    -----------------------------    ---------------------
                                                       Carrying                         Carrying
                                                       --------                         --------
                                                        Amount        Fair Value         Amount       Fair Value
                                                        ------        ----------         ------       ----------

Advances from Stockholders                         $    1,809,333  $     1,809,333  $    2,359,333  $     2,359,333
Accrued Interest Payable - Stockholders                   190,664          212,381         114,038          145,430
                                                   --------------  ---------------  --------------  ---------------

                                                   $    1,999,997  $     2,021,714  $    2,473,371  $     2,504,763
                                                   ==============  ===============  ==============  ===============

For certain financial instruments, including cash, trade receivables and payables and short-term debt, the carrying amount approximates fair value because of the near term maturities of such obligations. Interest was calculated on all debt at 7% per annum. The prime rate at July 31, 1996 was 8-1/4%.

[7] INCOME TAXES

Temporary differences between financial reporting and tax bases of assets and liabilities related to depreciation, vacation and sick pay accruals are immaterial.

Provision for income taxes has been made as follows:

                                                                                  FOR THE PERIOD
                                                                                  --------------
                                                                                   MAY 10, 1995
                                                                                   ------------
                                                                                     [DATE OF
                                                                                     --------
                                                     SIX MONTHS                     INCEPTION]
                                                     ----------                     ----------
                                                        ENDED        YEAR ENDED       THROUGH
                                                        -----        ----------       -------
                                                     JANUARY 31,       JULY 31,      JULY 31,
                                                     -----------       --------      --------
                                                       1 9 9 7          1 9 9 6       1 9 9 5
                                                       -------          -------       -------

Income [Loss] Before Income Taxes                   $    (97,756)    $     94,548  $    (31,528)
Net Operating [Loss] Carryforward                             --          (31,528)           --
                                                    ------------     ------------  ------------

   TAXABLE [LOSS] INCOME                            $    (97,756)    $     63,020  $    (31,528)
   ---------------------                            ============     ============  ============

Federal Income Tax                                  $     33,237     $    (20,840) $         --
State Income Tax                                           9,023           (5,817)           --
Tax Benefit Reserve                                      (15,602)              --            --
                                                    ------------     ------------  ------------

   TOTAL INCOME TAX BENEFIT [EXPENSE]               $     26,658     $    (26,657) $         --
   ----------------------------------               ============     ============  ============

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #4
[INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1996 IS UNAUDITED]
--------------------------------------------------------------------------------



[7] INCOME TAXES [CONTINUED]

A reconciliation between the statutory federal income tax rate and the effective income tax rates is as follows:

                                                                        SIX MONTHS
                                                                        ----------
                                                                           ENDED        YEAR ENDED
                                                                           -----        ----------
                                                                        JANUARY 31,      JULY 31,
                                                                        -----------      --------
                                                                          1 9 9 7         1 9 9 6
                                                                          -------         -------
Statutory Federal Income Tax Rate                                           (34.0)%          34.0  %
State and Local Taxes, Net of Federal Tax Benefits                           (9.2)%           9.2  %
Net Operating [Loss] Carryforward                                              --           (15.0)%
Tax Benefit Reserve                                                          16.0  %           --  %

   EFFECTIVE INCOME TAX RATE                                                (27.2)%          28.2  %
   -------------------------                                            =========       =========

[8] COMMITMENTS AND CONTINGENCIES

The Company's leases office from a related party at a monthly rental of $9,477 per month. The lease term expires June 30, 2001 [See Note 5].

Future minimum lease payments are as follows:

1997                                                               $    127,500
1998                                                                    119,075
1999                                                                     46,200
2000                                                                     46,200
2001                                                                     46,200
Thereafter                                                               42,350
                                                                   ------------

   Total                                                           $    427,525
   -----                                                           ============

[9] SIGNIFICANT CUSTOMERS

For the six months ended January 31, 1997, revenue from one customer amounted to $1,290,000 or 32% of total revenues. Revenues from two customers accounted for $1,225,000 and $275,000, or 47% and 10%, respectively, of total revenues for the year ended July 31, 1996.

[10] FOREIGN SALES

Export sales for the six months ended January 31, 1997 and the year ended July 31, 1996, are principally concentrated in the following areas:

                                                     SIX MONTHS
                                                     ----------
                                                        ENDED        YEAR ENDED
                                                        -----        ----------
                                                     JANUARY 31,      JULY 31,
                                                     -----------      --------
                                                       1 9 9 7         1 9 9 6
                                                       -------         -------

Asia                                                $   543,850      $   486,000
South America                                       $    32,970      $   275,000
Europe                                              $ 1,071,238      $   495,500

These amounts collectively account for 41% and 48%, respectively, of total revenues for the six months ended January 31, 1997 and the year ended July 31, 1996.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #5
[INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1996 IS UNAUDITED]
--------------------------------------------------------------------------------



[11] NEW AUTHORITATIVE PRONOUNCEMENT

The Financial Accounting Standards Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. Earlier application is not allowed. The provisions of SFAS No. 125 must be applied prospectively;
retroactive application is prohibited. Adoption on January 1, 1997 is not expected to have a material impact on the Company. The FASB deferred some provisions of SFAS No. 125, which are not expected to be relevant to the Company.

The FASB issued SFAS No. 128, "Earnings Per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure" in February 1997. SFAS No. 128 simplifies the earnings per share ["EPS"] calculations required by Accounting Principles Board ["APB"] Opinion No. 15, and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to the fully diluted EPS of APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. When adopted, SFAS No. 128 will require restatement of all prior-period EPS data presented; however, the Company has not sufficiently analyzed SFAS No. 128 to determine what effect SFAS No. 128 will have on its historically reported EPS amounts.

SFAS No. 129 does not change any previous disclosure requirements, but rather consolidates existing disclosure requirements for ease of retrieval.

[12] SUBSEQUENT EVENTS [UNAUDITED]

[A] PROPOSED INITIAL PUBLIC OFFERING - The Company is offering for public sale 800,000 common shares at $5.00 per share. Although no assurance can be given that the offering will be successful, the Company intends to utilize the net proceeds from the proposed offering of approximately $3,073,000 to develop, produce and distribute movies, to repay certain indebtedness, and for general working capital needs.

The following supplementary earnings per share reflects on a pro forma basis the repayment of indebtedness of $2,000,000 and the resulting reduction of interest expense and increase in net income as if it had taken place at the beginning of the respective periods.

                                      Six months ended        Year ended
                                      ----------------        ----------
                                         January 31,           July 31,
                                         -----------           --------
                                           1 9 9 7              1 9 9 6
                                           -------              -------

[Loss] Income                          $      (27,572)      $      132,665
                                       ===============      ==============

[Loss] Income Per Share                $         (.01)      $         0.05
                                       ===============      ==============

Number of Shares                            3,000,000            2,313,512
                                       ===============      ==============

[B] STOCK SPLIT - In May of 1997, the Company declared a five-for-one stock split. All share data has been retroactively restated for the split.

UNITED FILM DISTRIBUTORS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #6
[INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JANUARY 31, 1997 AND 1996 IS UNAUDITED]
--------------------------------------------------------------------------------


[12] SUBSEQUENT EVENTS [UNAUDITED] [CONTINUED]

[C] EMPLOYMENT AGREEMENT - On April 1, 1997, the Company entered into a three year employment agreement with the Company's president and chief executive officer and a director. The agreement is for a term of three years and provides for an annual salary of two hundred six thousand four hundred dollars [$206,400]. Subject to annual increases at the sole discretion of the Board of Directors.

[D] STOCK OPTION PLAN - In May of 1997, the Board of Directors adopted the 1997 Stock Option Plan, whereby, the aggregate number of shares which may be issued upon exercise of options shall not exceed 360,000 shares. Any nonemployee director, employee or consultant of the Company shall be eligible to be granted options. On May 28, 1997, the Board of Directors granted two directors 10,000 options each at an option price of $5.00 per share and expire May 28, 2007.

[13] UNAUDITED INTERIM STATEMENTS

The financial statements as of January 31, 1997 and for the six months ended January 31, 1997 and 1996 are unaudited; however, in the opinion of management all adjustments [consisting solely of normal recurring adjustments] necessary in order to make the interim financial statements not misleading have been made. The results of the interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.





                               . . . . . . . . . .

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles of Incorporation provide that the liability of Directors for monetary damages shall be limited to the fullest extent permissible under Delaware law. The Articles and the Company's Bylaws provide for indemnification of its officers and Directors to the fullest extent permitted under Delaware law.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses payable in connection with the registration of the Common Stock that is the subject of this Registration Statement, all of which shall be borne by the Company. All the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers listing and filing fees.



                                                                                 To Be Paid By
                                                                                 -------------
                                                                                   Registrant
                                                                                   ----------

        Securities and Exchange Commission registration fee...............          $1,394
        National Association of Securities Dealers filing fee.............             960
        Blue sky fees and expenses........................................               *
        Printing and engraving expenses...................................               *
        Legal fees and expenses...........................................               *
        Accounting fees and expenses......................................          90,000
        Miscellaneous.....................................................               *
                                                                             -------------
            Total.........................................................     $         *
                                                                             =============

        ----------
        *To be filed by Amendment

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES.

         The registrant has sold the following unregistered securities:

1. In connection with the Company's organization in June 1995, the registrant sold 1,000,000 shares of Common Stock to one of its founders, Ms. Nadine Belfort, for approximately $.05 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

2. In September 1995, the registrant sold 1,000,000 shares of Common Stock to its other founder, Mr. Harry Shuster, for approximately $.05 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act.

3. In October 1995, the registrant sold 132,382 and 211,303 shares of Common Stock to Mr. Harry Shuster and Ms. Nadine Belfort, respectively, for approximately $1.96 per share. The transactions were exempt from registration under Section 4(2) of the Securities Act.

4. In November 1995, the registrant sold 138,493 shares of Common Stock to Mr. Harry Shuster for approximately $1.96 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act.

5. In February 1996, the registrant sold 50,916 and 127,291 shares of Common Stock to Mr. Harry Shuster and Ms. Nadine Belfort, respectively, for approximately $1.96 per share. The transactions were exempt from registration under Section 4(2) of the Securities Act.

6. In March 1996, the registrant sold 89,104 shares of Common Stock to Ms. Nadine Belfort for approximately $1.96 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act.

7. In June 1996, the registrant sold 178,208 and 72,301 shares of Common Stock to Mr. Harry Shuster and Ms. Nadine Belfort, respectively, for approximately $1.96 per share. The transactions were exempt from registration under Section 4(2) of the Securities Act.

         The numbers of shares and exercise prices set forth above reflect a 5-for-1 stock split effective in May 1997.

ITEM 27.       EXHIBITS.

         (a) The following is a list of exhibits furnished:

 Exhibit                                                                                                    Page
 -------                                                                                                    ----
  Number                                              Exhibit                                              Number
  ------                                              -------                                              ------
   1.1     Form of Underwriting Agreement**

   1.2     Letter of Intent between the Company and Millennium Securities Corp.*

   3.1     Restated Articles of Incorporation*

   3.2     Certificate of Amendment of Certificate of Incorporation**

   3.3     Bylaws*

   4.1     Specimen Stock Certificate**

    5      Opinion  of  Counsel  as  to   legality  of  the   securities   being
           registered**

   10.1    Employment  Agreement  between the Company  and Brian  Shuster  dated
           April 1, 1997*

   10.2    Revolving Demand Note between the Company and Harry Shuster**

   10.3    Revolving Demand Note between the Company and Nadine Belfort**

   10.4    Lease  agreement  between the Company and 1990 Westwood  Blvd.,  Inc.
           dated July 1, 1995 and Addendum to Lease dated November 1, 1996*

   10.5    Lease  Agreement  between the Company and 1990 Westwood  Blvd.,  Inc.
           dated July 1, 1996 and Addendum to Lease dated November 1, 1996*

   10.6    1997 Stock Option Plan*

   10.7    Distribution Agreement between the Company and HEP I, L.P. dated July
           17, 1995*

   10.8    Distribution  Agreement  between the  Company and HEP II, L.P.  dated
           March 4, 1996*

   10.9    Agreement of Limited  Partnership of HEP I, L.P. dated as of July 17,
           1995*

   10.10   Agreement of Limited Partnership of HEP II, L.P. dated as of March 4,
           1996*

   10.11   Amendment No. 1 to Agreement of Limited  Partnership  of HEP II, L.P.
           dated as of April 23, 1996*

   21.1    List of Subsidiaries*

   23.1    Consent of independent accountants*

   23.2    Consent of counsel (included as part of Exhibit 5)**

   24.1    Power of attorney (included as part of signature page)

   27.1    Financial Data Schedule*
---------------
          * Filed herewith.
         ** To be filed by amendment.

ITEM 28.       UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (3) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on June 12, 1997.

                                               UNITED FILM DISTRIBUTORS, INC.

                                               By:   /s/ Brian Shuster
                                                   -----------------------------
                                                       Brian Shuster
                                                       Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Shuster and David M. Kane, and each of them, his attorney-in-fact with power of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instructions he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


                  Signature                       Title                               Date
                  ---------                       -----                               ----


    /s/ Brian Shuster                 President, Director and Chief             June 12, 1997
 ---------------------------           Executive Officer (Principal
        Brian Shuster                       Executive Officer)


    /s/ Harry Shuster                    Chairman and Director                  June 12, 1997
 ---------------------------
        Harry Shuster



    /s/ David M. Kane                    Chief Financial Officer and            June 12, 1997
 ---------------------------           Secretary (Principal Financial
        David M. Kane                            Officer)



    /s/ J. Brooke Johnston, Jr.                  Director                       June 12, 1997
 ------------------------------
    J. Brooke Johnston, Jr.




    /s/ George Folsey, Jr.                       Director                       June 12, 1997
 ---------------------------
         George Folsey, Jr.
